Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

GSC ACQUISITION COMPANY

GSCAC HOLDINGS I LLC

GSCAC HOLDINGS II LLC

GSCAC MERGER SUB LLC

and

COMPLETE ENERGY HOLDINGS, LLC

Dated as of May 9, 2008

i

EXHIBITS

Exhibit A	Form of Fourth Amended and Restated Limited Liability Company Agreement of CEH
Exhibit B	Form of Amended and Restated Limited Liability Company Agreement of GSCAC Holdings I LLC
Exhibit C	Limited Liability Company Agreement of GSCAC Holdings II LLC
Exhibit D	Form of Second Amended and Restated Certificate of Incorporation of GSCAC
Exhibit E	Form of Amended and Restated Bylaws of GSCAC
Exhibit F	Merger Consideration Calculation
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Consent, Exchange and Preemptive Rights Agreement
Exhibit I	Form of TCW/MS Contingent Warrant Agreement
Exhibit J	Employment Agreements
Exhibit K	GSCAC Plan
Exhibit L	Form of TCW 2008 Note Purchase Agreement
Exhibit M	CEH Unitholder Consent and Release Agreement
Exhibit N	Form of LP Minority Exchange Agreement
Exhibit O	Amendment to Founders’ Registration Rights Agreement
Exhibit P	Form of Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH
Exhibit Q	Non-Solicitation and Confidentiality Agreement
Exhibit R	Form of Lock Up Agreement

SCHEDULES

CEH DISCLOSURE SCHEDULE

1.1-DA	Designated Accounts
1.1-K-CEH	Knowledge of CEH
1.1-PL	CEH Permitted Liens
4.03(b)	Company Consents
4.03(c)	CEH Approvals
4.04(a)	Ownership Structure
4.04(b)	Options, etc. for Equity Securities
4.05	Sufficiency of Purchased Assets
4.06	Bank Accounts
4.08	Legal Proceedings
4.10	Exceptions to Financial Statements
4.11	Certain Changes
4.12	Taxes
4.12(k)	Tax Jurisdictions
4.14	CEH Material Contracts
4.15	Real Property
4.17(b)	Environmental Matters
4.18	Insurance Claims

v

4.19(a)(i)	Owned Intellectual Property Rights
4.19(a)(ii)	Intellectual Property Rights/Contracts
4.21	Labor Matters
4.22(a)	Benefit Plans
4.22(c)	Exceptions to Benefit Plans
6.03	Exceptions to Conduct of Business
6.06	Insurance
6.10	Directors and Officers
8.09(a)	Resignation of Officers

GSCAC DISCLOSURE SCHEDULE

1.1-K-GSCAC	Knowledge of GSCAC
5.03	GSCAC Approvals
5.06	Brokers
5.08(a)	Capitalization
5.08(b)	Purchase Options, etc
5.08(f)	Registration Rights
5.08(g)	Equity Securities
5.10	Exceptions to Financial Statements
5.11	Employee Matters
5.12	Intellectual Property
5.13	GSCAC Material Contracts
5.14	Insurance
5.17	Transactions with Affiliates
5.18(a)	Assets and Properties
5.18(b)	Real Property
5.21	Taxes
5.25	Certain Changes
6.03	Exceptions to Conduct of Business

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of May 9, 2008, among GSC ACQUISITION COMPANY, a Delaware corporation (“GSCAC”), GSCAC Holdings I LLC, a Delaware limited liability company (“Holdco Sub”), GSCAC Holdings II LLC, a Delaware limited liability company (“Holdco Sub2”), GSCAC Merger Sub LLC, a Delaware limited liability company (“Merger Sub” and together with GSCAC, Holdco Sub and Holdco Sub2, the “GSCAC Parties”), and COMPLETE ENERGY HOLDINGS, LLC, a Delaware limited liability company (“CEH”).

RECITALS

A.           The Board of Directors or Board of Managers of each GSCAC Party and CEH deem it in the best interests of their respective shareholders and members to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into CEH with CEH being the surviving entity (the “Merger”) and to consummate the other transactions contemplated by this Agreement, and each such Board of Directors or Board of Managers has approved this Agreement and declared its advisability, and the Board of Directors of GSCAC (the “GSCAC Board”) intends to submit and recommend this Agreement, the Merger and all other Voting Matters for approval to its shareholders.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01   Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“AAA” has the meaning given to it in Section 10.05(b)(i).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (a) any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, by GSCAC or any of its subsidiaries with respect to the equity or assets of such third party or any Initial Business Combination, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of any class of equity or voting securities of GSCAC, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving GSCAC.

“Additional Agreements” means (a) the Fourth Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit A, (b) the Holdco Sub LLC Agreement, (c) the Limited Liability Company Agreement of Holdco Sub2 attached as Exhibit C, (d) the Second Amended and Restated Certificate of Incorporation of GSCAC, in substantially the form of Exhibit D, (e) the Amended and Restated Bylaws of GSCAC, in substantially the form of Exhibit E, (f) the Registration Rights Agreement, in substantially the form of Exhibit G, (g) the TCW Consent, (h) the employment agreements attached as Exhibit J, (i) the GSCAC Plan, in substantially in the form of Exhibit K, (j) the TCW 2008 Note Purchase Agreement in substantially the form of Exhibit L, (k) the CEH Unitholder Consent and Release Agreement attached as Exhibit M, (l) the LP Minority Exchange Agreement, (m) the Amendment to Founders’ Registration Rights Agreement attached as Exhibit O, (n) the Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit P, (o) the Non-Solicitation and Confidentiality Agreement attached as Exhibit Q, and (p) the Lock-Up Agreements, in substantially the form of Exhibit R.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“AMEX” means the American Stock Exchange.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Batesville Investor I” means Batesville Investor I Corp., a Delaware corporation.

“Batesville Investor II” means Batesville Investor II Corp., a Delaware corporation.

“Batesville Project” means the approximately 837 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in the vicinity of Batesville, Mississippi, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by LSP Energy LP) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Benefit Plan” means, (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan and (e) each employment, change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit plan agreement or arrangement.

“Business” as to any Project Company, means (a) the direct and/or indirect ownership and operation of the respective Project, including the generation and sale of electricity and capacity by such Project Company at or from the Project, the receipt by such Project Company of natural gas and the conduct of other activities by such Project Company related or incidental to the foregoing and (b) with respect to CEH, the assessment, development and investment in potential energy asset transactions and investment opportunities and the conduct of other activities by CEH related or incidental to the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Cash Settled Option” means each Cash Settled Option dated August 16, 2005 issued pursuant to the TCW 2005 Note Purchase Agreement.

“Casualty Estimate” has the meaning given to it in Section 6.07(a).

“CEH” has the meaning given to it in the introduction to this Agreement.

“CEH Approvals” has the meaning given to it in Section 4.03(c).

“CEH Class A Units” means the units of CEH designated as Class A Common Units, as set forth in the CEH LLC Agreement.

“CEH Class B Units” means the units of CEH designated as Class B Non-Voting Units, as set forth in the CEH LLC Agreement.

“CEH Class E Units” means the units of CEH designated as Class E Non-Voting Units, as set forth in the CEH LLC Agreement.

“CEH Disclosure Schedule” means the disclosure schedules prepared by CEH and attached to this Agreement.

“CEH Founders” means Lori A. Cuervo, Peter Dailey and Hugh Tarpley.

“CEH Group Member” means each Person who, immediately prior to giving effect to the Merger, is a record owner of any CEH Units (other than the Specified CEH E-Units).

“CEH Group Member Pro Rata Share” means, for each record owner of any CEH Units (other than Specified CEH E-Units and excluding CEH Restricted Units), the percentage equivalent of a fraction, the numerator of which is the number of outstanding CEH Units held by such record owner immediately prior to the Effective Time and the denominator of which is the sum of (a) the total number of CEH Units outstanding immediately prior to the Effective Time plus (b) the total number of CEH Restricted Units.

 “CEH Group Merger Consideration” has the meaning given to it in Exhibit F.

“CEH LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of CEH dated as of May 24, 2006, as amended by the Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit P, and by any other amendment after the date hereof that does not (a) increase the aggregate consideration payable by any GSCAC Party in connection with the Transactions or (b) otherwise adversely affect in any material respect any GSCAC Party or CEH; provided that clause (b) shall not apply to any amendment entered into solely to effect the issuance of Permitted Refinancing Equity Securities.

“CEH Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (x) the ability of the Project Companies to consummate the Transaction or (y) the business, results of operations, assets, or condition (financial or otherwise) of the Project Companies, taken as a whole; provided, however, that any effect to the extent such effect results from the following shall not be considered when determining whether a CEH Material Adverse Effect has occurred: (a) any change in economic conditions generally or in the industry in which a Project Company operates, including any change in markets for commodities or supplies, including electric power, natural gas or water, as applicable, used in connection with any Project Company or in regional wholesale or retail markets for electric power to the extent such change does not disproportionately affect the Project Companies taken as a whole relative to the other participants in the industries in which the Project Companies operate; (b) any change in general regulatory, social or political conditions, including any acts of war or terrorist activities to the extent that such change does not disproportionately affect the Project Companies as a whole relative to the other participants in the industries in which the Project Companies operate; (c) the implementation of, or the failure to implement, a market for electric generation capacity by any Governmental Authority (including the California Public Utility Commission), irrespective of the form that such electric generation capacity market may take; (d) any change in the financial, banking or securities markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions to the extent that such change does not disproportionately affect the Project Companies as a whole relative to the other participants in the industries in which the Project Companies operate; (e) any change in any Laws (including Environmental Laws) to the extent such change does not disproportionately affect the Project Companies taken as a whole relative to the other participants in the industries in which the Project Companies operate, (f) any effects of weather, geological or meteorological events, (g) strikes, work stoppages or other labor disturbances, (h) any matters relating to any decision by the LP Minority Holders to sell, redeem or exchange or to not sell, redeem or exchange their interests in La Paloma Acquisition in connection with the transactions contemplated by this Agreement or otherwise; (i); any increases in the costs of commodities or supplies, including fuel, or decreases in the price of electricity, (i) any actions required to be taken by CEH  pursuant to the provisions of this Agreement, and (k) the announcement or pendency of the transactions contemplated hereby.

“CEH Material Contracts” has the meaning given to it in Section 4.14(a).

“CEH Permitted Liens” means (a) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which accurate accruals or reserves have been established in accordance with GAAP, (b) any Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by CEH or a Project Company and for which accurate accruals or reserves have been established in accordance with GAAP, (c) purchase money Liens on assets acquired in the ordinary course of business, (d) any other imperfection or irregularity of title and other Lien that would not reasonably be expected to materially detract from the value, materially interfere with the present use or materially adversely affect the marketability of a material asset, (e) zoning, planning, and other similar limitations and restrictions that are not in violation, (f) all rights of any Governmental Authority to regulate a Property, (g) the terms and conditions of the Permits of the Project Companies or the Contracts listed on Schedule 4.14, (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) any Liens which shall be released prior to the Closing and (j) the matters identified on Schedule 1.1-PL of the CEH Disclosure Schedule.

“CEH Restricted Unit Holder” each Person that has been allocated (for purposes of this Agreement) a number of CEH Restricted Units as set forth in the CEH Restricted Unit Notice.

“CEH Restricted Unit Holder Pro Rata Share” means, for each CEH Restricted Unit Holder, the percentage equivalent of a fraction, the numerator of which is the number of CEH Restricted Units allocated to such CEH Restricted Holder in the CEH Restricted Unit Notice and the denominator of which is the sum of (a) the total number of CEH Units outstanding immediately prior to the Effective Time plus (b) the total number of CEH Restricted Units.

“CEH Restricted Unit Notice” means a written notice delivered by CEH to GSCAC and TCW at least three Business Days prior to the Closing Date setting forth the identity of each CEH Restricted Unit Holder and the number of CEH Restricted Units allocated to it for purposes of this Agreement.

“CEH Restricted Units” means the number of “restricted units” allocated (for purposes of this Agreement) to the Restricted Unit Holders in the CEH Restricted Unit Notice.

“CEH Units” means the CEH Class A Units, the CEH Class B Units, the CEH Class E Units and any other Equity Securities of CEH outstanding immediately prior to the Effective Time, including any Permitted Refinancing Equity Securities.

“CEP Batesville Acquisition” means CEP Batesville Acquisition, LLC, a Delaware limited liability company.

“CEP Batesville Holding” means CEP Batesville Holding, LLC, a Delaware limited liability company.

“CEP OpCo” means CEP Operating Company, LLC, a Delaware limited liability company.

“CEP OpCo Benefit Plans” has the meaning given to it in Section 4.22(a).

“CEP OpCo Employee” means an employee employed by CEP OpCo.

“Certificates” has the meaning given to it in Section 3.02(a).

“Change in Recommendation” means (a) the failure of the GSCAC Board to make or reaffirm at CEH’s request, or the withdrawal of, or modification in a manner adverse to CEH of, the recommendation of the GSCAC Board to the GSCAC Stockholders referred to in Section 6.09(d) or (b) the GSCAC Board’s approval, endorsement, recommendation of, or GSCAC management’s recommendation that the GSCAC Board approve, endorse or recommend, (i) any Acquisition Proposal other than the Transactions, or (ii) any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any such Acquisition Proposal.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim or investigation.

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consents” has the meaning given to it in Section 4.03(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement between CEH and GSCAC dated September 26, 2007.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Conversion Amount” means the amount required to be paid to the GSCAC Stockholders that properly exercise their conversion rights pursuant to paragraph C of Article

Sixth of GSCAC’s Amended and Restated Certificate of Incorporation in connection with the approval of the Merger and the other Voting Matters by the GSCAC Stockholders.

“Deferred Underwriting Fees” means the amount of underwriting discounts and commissions earned by the underwriters in GSCAC’s initial public offering but whose payment has been deferred.

“Delaware Certificate of Merger” has the meaning given to it in Section 2.03.

“Designated Accounts” means the accounts set forth on Schedule 1.1-DA of the CEH Disclosure Schedule.

“Designated Account Cash Balance” has the meaning set forth in Exhibit F.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” has the meaning given to it in Section 2.01.

“Dispute” has the meaning given to it in Section 10.05(b).

“Effective Time” has the meaning given to it in Section 2.03.

“Environmental Claim” means any claim, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any Environmental Law or Hazardous Material.

“Environmental Law” means all applicable Laws relating to pollution, contamination, wastes, chemicals, or toxic or hazardous substances or materials, or to protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, each as amended on or prior to the Closing Date.

“Environmental Permits” means all permits, licenses, registrations, consents, authorizations, and other approvals required under any Environmental Law.

“Equity Securities” means any capital stock, partnership or limited liability company interest or other equity security or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or

Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rights” has the meaning given to it in Section 3.01(a).

“Fairness Opinion” has the meaning given to it in Section 5.26.

“FERC” means the Federal Energy Regulatory Commission.

“Fulcrum” means Fulcrum Power Services L.P.

“Fulcrum Consent” means, if executed and delivered by Fulcrum, CEH and GSCAC, the Fulcrum Consent and Exchange Agreement entered into in accordance with Section 6.19 and pursuant to which Fulcrum shall agree to exchange all of its membership interests in CEP Batesville Holding for the Fulcrum Exchange Consideration.

“Fulcrum Exchange Consideration” has the meaning given to it in Exhibit F.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity or any foreign governmental or regulatory authority, agency, body, instrumentality or official, and including any governmental, quasi–governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“GSCAC” has the meaning given to it in the introduction to this Agreement.

“GSCAC Approvals” has the meaning given to it in Section 5.03(c).

“GSCAC Board” has the meaning given to in the recitals to this Agreement.

“GSCAC Class A Common Stock” has the meaning given to it in Section 3.01(a).

“GSCAC Class B Common Stock” has the meaning given to it in Section 3.01(a).

“GSCAC Disclosure Schedule” means the disclosure schedules prepared by the GSCAC Parties and attached to this Agreement.

“GSCAC Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the ability of the GSCAC Parties to consummate the Transactions.

“GSCAC Material Contracts” has the meaning given to it in Section 5.13(a).

“GSCAC Parties” has the meaning given to it in the introduction to this Agreement.

“GSCAC Permitted Liens” means (a) Liens created by Contracts disclosed on Schedule 5.13 of the GSCAC Disclosure Schedule; (b) Liens created by GSCAC’s Amended and Restated Certificate of Incorporation; (b) Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which accurate accruals or reserves have been established in accordance with GAAP, and (c) Liens that shall be released prior to the Closing.

“GSCAC Plan” means the long term incentive program for GSCAC officers, directors, employees and consultants, substantially in the form of Exhibit K.

“GSCAC SEC Reports” has the meaning given to it in Section 5.09(a).

“GSCAC Stockholders” means the holders of outstanding common stock, $0.001 par value per share, of GSCAC.

“GSCAC Stockholders’ Meeting” has the meaning given to it in Section 6.09(b).

“Hazardous Material” means and includes each substance, waste, material and chemical:  (i) designated or regulated as a hazardous waste, hazardous substance, toxic substance, pollutant, contaminant, or hazardous material, or words of similar import under any applicable Environmental Laws; or (ii) otherwise regulated under any applicable Environmental Law, including petroleum or petroleum products, “regulated asbestos containing materials” (as that term is defined in 40 CFR 61.141), polychlorinated biphenyls, urea formaldehyde insulation and radioactive materials.

“Holdco Class B Common Units” has the meaning given to it in Section 3.01(a).

“Holdco Class C Common Units” has the meaning given to it in Section 3.01(a).

“Holdco Class D Common Units” has the meaning given to it in Section 3.01(a).

“Holdco Sub” has the meaning given to it in the introduction to this Agreement.

“Holdco Sub LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco Sub to be entered into at the Closing in substantially in the form of Exhibit B.

“Holdco Sub2” has the meaning given to it in the introduction to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments, (c) all capital lease obligations of such Person, (d) all reimbursement obligations of such Person in respect of drawn letters of credit or letters of guaranty, (e) all obligations of such Person in respect of the deferred purchase price of, or under any conditional sale or title retention agreement with respect to, any property acquired by such Person to the extent such obligations are secured by a purchase money Lien, and (f) all Indebtedness of others guaranteed by, or secured by any Lien on any property of, such Person.

“Initial Business Combination” has the meaning given to it in the Charter Documents of GSCAC in effect on the date of this Agreement.

“Initial GSCAC Common Stock” means the 25,200,000 shares of common stock, $0.001 par value per share, of GSCAC issued prior to the date of this Agreement.

“Initial GSCAC Warrants” means the warrants to purchase up to 4,000,000 shares of common stock, $0.001 par value per share, of GSCAC issued to GSC Secondary Interest Fund, LLC and (b) the warrants to purchase up to 20,700,000 shares of common stock, $0.001 par value per share, of GSCAC issued in connection with GSCAC’s initial public offering.

“Intellectual Property Rights” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and (d) trade secrets and confidential information, including confidential information regarding ideas, designs, concepts, compilations of information, databases, methods, inventions techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Period” has the meaning given to it in Section 6.01.

“JPM Debt” means all obligations of CEH or any Subsidiaries under the Credit Agreement, dated as of November 30, 2007, among CEH, CEH/La Paloma I, LLC, Complete Energy Batesville III, LLC, JPMorgan Chase Bank, N.A., and Wilmington Trust Company, as amended by the First Amendment to Credit Agreement dated as of January 14, 2008, or any related agreements or instruments.

“JPM Debt Repayment Amount” has the meaning given to it in Section 2.07(c).

“JPM Engagement Letter” means the letter agreement dated as of October 25, 2007 between CEH and J.P. Morgan Securities Inc.

“Knowledge” when used in a particular representation or warranty in this Agreement (i) with respect to CEH, means the actual knowledge after reasonable inquiry of any individual listed on Schedule 1.1-K-CEH of the CEH Disclosure Schedule and (ii) with respect to the GSCAC Parties, means the actual knowledge after reasonable inquiry of any individual listed on Schedule 1.1-K-GSCAC of the GSCAC Disclosure Schedule.

“La Paloma Acquisition” means La Paloma Acquisition Co, LLC, a Delaware limited liability company.

“La Paloma Genco” means La Paloma Generating Company, LLC, a Delaware limited liability company.

“La Paloma LLC Agreement” has the meaning given to it in Section 6.04.

“La Paloma Project” means the approximately 1,022 megawatt (nominal) natural gas-fired combined cycle electric generating plant located near McKittrick, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by La Paloma Genco) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Laws” means all federal, state or local laws, statutes, rules, regulations, orders, ordinances, judgments, decrees, rulings, and other pronouncements having the effect of law of any applicable Governmental Authority, as amended unless expressly specified otherwise.

“Leased Real Property” means all real property leased pursuant to, and all of the Project Companies’ right, title and interest therein under, the Real Property Leases.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any Project Company.

“Lien” means any mortgage, pledge, assessment, security interest, lien, encumbrance, right of first refusal or other similar property interest.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties.

“LP Minority 2005 Exchange Agreement” means the Exchange Agreement dated as of August 16, 2005 among CEH and the other parties thereto.

“LP Minority Exchange Agreement” means, upon execution and delivery thereof by the parties thereto, the LP Minority Exchange Agreement substantially in the form of Exhibit N.

“LP Minority Exchange Consideration” has the meaning given to it in Exhibit F.

“LP Minority Holders” means the Members (as defined in the limited liability company agreement of La Paloma Acquisition) of La Paloma Acquisition other than (a) CEH/La Paloma Holding Company, LLC and (b) any successor or assign of CEH/La Paloma Holding Company LLC’s membership interests in La Paloma Acquisition.

“LP Minority Units” means the membership interests in La Paloma Acquisition held by the LP Minority Holders.

“LSP Energy LP” means LSP Energy Limited Partnership, a Delaware limited partnership.

“Merger” has the meaning given to it in the recitals to this Agreement.

“Merger Sub” has the meaning given to it in the introduction of this Agreement.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Project Company.

“Other Filings” has the meaning given to it in Section 6.09(a).

“Owned Real Property” means all parcels of land upon which the Projects are located, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto and associated therewith, that are owned by the Project Companies.

“Parties” means each of CEH and the GSCAC Parties.

“PBGC” has the meaning given to it in Section 4.22(c)(x).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted CEH Strategic Discussion” means discussions by CEH or any of its Affiliates or Representatives with third party industry participants relating to any potential acquisitions by, or other business combination transactions involving, CEH or any other Project Company (whether structured as a merger, consolidation, acquisition of stock or assets or otherwise) to take place after the Closing.

“Permitted Refinancing Transaction” means any transaction involving any incurrence of Permitted Refinancing Indebtedness or any issuance of Permitted Refinancing Equity Securities.

“Permitted Refinancing Equity Securities” means Equity Securities of CEH issued in exchange for, or the proceeds of which are used to refinance, all principal, interest and other amounts payable in respect of the JPM Debt in accordance with Section 6.05.

“Permitted Refinancing Indebtedness” means debt for borrowed money incurred in exchange for, or the proceeds of which are used to refinance, all principal, interest and other amounts payable in respect of the JPM Debt in accordance with Section 6.05.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit, claim, petition, hearing or notice of noncompliance or violation or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Project” or “Projects” means one or both of the Batesville Project and the La Paloma Project.

“Project Company” means CEH or any Subsidiary.

“Property” means all Owned Real Property and Leased Real Property.

“Proxy Statement” means the proxy statement GSCAC sends to the GSCAC Stockholders for purposes of soliciting proxies for the GSCAC Stockholder Meeting, as provided in Section 6.09.

“Purchased Assets” means all of the Assets of the Project Companies.

“Real Property Leases” leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which a Project Company holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property.

“Release” means any spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge in, on, onto, into or through the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Requisite Stockholder Approval” means the approval of the Merger and all other Voting Matters by the GSCAC Stockholders holding the number of shares of common stock, $0.001 par value per share, of GSCAC required under the applicable rules of AMEX, the DGCL and GSCAC’s Charter Documents to authorize and approve such Voting Matters; provided that the Requisite Stockholder Approval shall be deemed not to have occurred if holders of 20% or more of the shares of Initial GSCAC Common Stock that were issued in GSCAC’s initial public offering vote against the Merger or any other Voting Matter and properly exercise their conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Amended and Restated Certificate of Incorporation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Price” has the meaning given to it in Exhibit F.

“Specified CEH E-Unit Consideration” has the meaning given to it in Exhibit F.

“Specified CEH E-Unit Pro Rata Share” means, for each record owner of any CEH Specified CEH E-Unit, the percentage equivalent of a fraction, the numerator of which is the number of Specified CEH E-Units held by such record owner immediately prior to the Effective Time and the denominator of which is the sum of (a) the total number of CEH Units outstanding immediately prior to the Effective Time plus (b) the total number of CEH Restricted Units.

“Specified CEH E-Units” means the CEH Class E Units held by the persons (other than the CEH Founders) who are non-accredited investors as of the Closing, as identified in a written notice from CEH to GSCAC and TCW at least three Business Days prior to the Closing Date.

“Subsidiaries” means, collectively, Complete Energy Batesville III, LLC, a Delaware limited liability company, Complete Energy Batesville II, LLC, a Delaware limited liability company, Complete Energy Batesville, LLC, a Delaware limited liability company, CEP Batesville Holding, LLC, a Delaware limited liability company, Batesville Investor I, Batesville Investor II, CEP Batesville Acquisition, LSP Batesville Holding, LLC, a Delaware limited liability company, LSP Energy, Inc., a Delaware corporation, LSP Batesville Funding Corporation, a Delaware corporation, LSP Energy LP, CEH/La Paloma I, LLC, a Delaware limited liability company, CEH/La Paloma II, LLC, a Delaware limited liability company, CEH/La Paloma Holding Company, LLC, a Delaware limited liability company, La Paloma Acquisition, La Paloma Genco, CEP OpCo and CEP La Paloma Operating Company, LLC, a Delaware limited liability company.

“Surviving Company” has the meaning given to it in Section 2.01.

“Tax” or “Taxes” means (i) all federal, state, local or foreign income, franchise, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by or on behalf of any Taxing Authority, and any liability for any of the foregoing as transferee and (ii) in the case of each Project Company, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group or party to any agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Returns” has the meaning given to it in Section 4.12(a).

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof responsible for the imposition of such Tax, and the agency (if any) charged with collection of such Tax.

“TCW 2005 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 16, 2005, among CEH/La Paloma Holding Company, LLC, TCW Asset Management Company, and the Note Purchasers named therein, as amended by the Consent, Waiver and Amendment No. 1 to Note Purchase Agreement dated as of November 30, 2007.

“TCW 2008 Note Purchase Agreement” means the Note Purchase Agreement substantially in the form of Exhibit L which has been executed and delivered by the parties thereto as of Closing.

“TCW Consent” means the Consent, Exchange and Preemptive Rights Agreement attached as Exhibit H, which has been executed and delivered by the parties thereto.

“TCW Debt” means all obligations of CEH or any Subsidiaries under the TCW 2005 Note Purchase Agreement, the Cash Settled Options or any related agreements or instruments, including in respect of the notes and cash settled options issued thereunder.

“TCW Mezzanine Debt” means the notes in the aggregate principal amount of $50,000,000 (subject to adjustment pursuant to the TCW Consent) to be issued by CEH at the Closing pursuant to the TCW Consent and the TCW 2008 Note Purchase Agreement.

“TCW/MS Contingent Warrants” means the warrants to purchase shares of GSCAC Class A Common Stock issued as part of the TCW Payoff Consideration pursuant to the TCW Consent.

“TCW Payoff Consideration” means the Payoff Consideration as defined in the TCW Consent.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, and, upon execution and delivery thereof, the Additional Agreements.

“Trust Account” means the trust account established by GSCAC at JPMorgan Chase Bank, N.A. and maintained by American Stock Transfer & Trust Company, acting as trustee, with the cash proceeds of GSCAC’s public offering and private placements of GSCAC’s securities deposited into such account.

“Trust Agreement” means the Investment Management Trust Agreement dated as of June 25, 2007 between GSCAC and American Stock Transfer & Trust Company.

“Unitholder Consent” means the CEH Unitholder Consent and Release Agreement attached as Exhibit M, which has been executed and delivered by the parties thereto.

“Voting Matters” has the meaning given to it in Section 6.09(a).

Section 1.02   Rules of Construction.

(a)           All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, except that any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement.  Currency amounts referenced herein are in U.S. Dollars.

(c)           Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)           Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

THE MERGER; CLOSING

Section 2.01   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into CEH and the separate limited liability company existence of Merger Sub shall cease and CEH shall continue as the surviving entity of the Merger (the “Surviving Company”).

Section 2.02   Closing.  Unless this Agreement shall have been terminated in accordance with Article IX, the Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 A.M. local time, no later than the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as GSCAC and CEH mutually agree in writing.

Section 2.03   Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, GSCAC and CEH shall (i) cause a certificate of merger (the “Delaware Certificate of Merger”) to be filed in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLCA, and otherwise approved by GSCAC and CEH, and (ii) make all other filings or recordings required under the

DLLCA to effect the Merger. The Merger shall become effective at such date and time as the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as GSCAC and CEH shall agree and specify in such Delaware Certificate of Merger.  The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.04   Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the DLLCA.

Section 2.05   Amendments to Charter Documents.  At the Effective Time:

(a) the limited liability company agreement of CEH, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit A, until thereafter changed or amended as provided therein or by the DLLCA;

(b) the limited liability company agreement of Holdco Sub, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit B until thereafter changed or amended as provided therein or by the DLLCA;

(c) the Certificate of Incorporation of GSCAC, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit D until thereafter changed or amended as provided therein or by the DGCL; and

(d) the Bylaws of GSCAC, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit E until thereafter changed or amended as provided therein or by the DGCL.

Section 2.06   Directors and Officers.  The directors and officers of the Surviving Company, GSCAC, Holdco Sub and Holdco Sub2, as of the Effective Time, shall be appointed as provided in Schedule 6.10 of the CEH Disclosure Schedule, each to hold office in accordance with their applicable Charter Documents, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with their respective Charter Documents.

Section 2.07   Certain Closing Actions.  Subject to the terms and conditions of this Agreement, the Parties shall or shall cause their respective subsidiaries provided below to take the following actions at the Closing:

(a) GSCAC shall cause the funds in the Trust Account to be disbursed (i) in the amount of the Conversion Amount, if any, to GSCAC Stockholders who vote against the Merger or the other Voting Matters and properly exercise their conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Certificate of Incorporation and any procedures regarding the exercise of such conversion rights that may be set forth in the Proxy Statement; (ii) to the underwriters of its initial public offering in the amount of the Deferred Underwriting Fees, and

(iii) to pay its reasonable out-of-pocket documented third party fees and expenses that are incurred prior to the Closing in connection with the Transactions (including the documented fees owed by GSCAC to the persons set forth on Schedule 5.06 of the GSCAC Disclosure Schedule and other third party accounting, legal and other professional fees), to the extent not paid prior to the Closing;

(b) GSCAC shall contribute to Holdco Sub (i) all remaining funds in the Trust Account (after giving effect to the payments set forth in Section 2.07(a) above), and (ii) all of the GSCAC Class B Common Stock, GSCAC Class A Common Stock and TCW Warrants to be included in the CEH Group Merger Consideration or to be delivered pursuant to the TCW Consent, the LP Minority Exchange Agreement and/or the Fulcrum Consent, as applicable;

(c) Holdco Sub shall contribute (through Holdco Sub2) to CEH cash in an amount equal to the lesser of (i) $123,000,000 and (ii) the aggregate principal amount of the JPM Debt and any Permitted Refinancing Indebtedness outstanding at such time plus all accrued but unpaid interest or other obligations in respect of the JPM Debt and Permitted Refinancing Indebtedness (the “JPM Debt Repayment Amount”);

(d) CEH shall transfer the JPM Debt Repayment Amount (to the extent received by it) to the administrative agent for the JPM Debt to repay the JPM Debt in accordance with the terms thereof and/or to the Person entitled to receive payment of any principal, interest or other obligations in respect of the Permitted Refinancing Indebtedness at the Closing, to repay such amounts in accordance with the terms thereof;

(e) Holdco Sub shall contribute (through its subsidiaries) to CEH/La Paloma Holding Company, LLC the TCW Payoff Consideration (other than the TCW Mezzanine Debt), and CEH shall contribute to CEH/La Paloma Holding Company the TCW Mezzanine Debt;

(f) CEH/La Paloma Holding Company shall transfer, to the extent received by it, the TCW Payoff Consideration to the holders of the TCW Debt in accordance with the terms of the TCW Consent; and

(g) Each CEH Unit holder shall furnish to Holdco Sub (i) an affidavit by such CEH Unit holder stating such CEH Unit holder’s United States taxpayer identification number and that such CEH Unit holder is not a “foreign person” as defined in Section 1445 of the Code, or (ii) if such CEH Unit holder is a foreign person, a duly completed and signed notification of nonrecognition transaction that satisfies the requirements of Section 1.1445-2(d)(2) of the Treasury Regulations; provided that if any CEH Unit holder fails to furnish the information described in this Section 2.07(g), then Holdco Sub shall have the right, with respect to such CEH Unit holder, to withhold under Section 1445 of the Code but such failure shall not delay, impair or otherwise affect the Closing, the Merger or the other Transactions.

Section 2.08   Calculation of CEH Group Merger Consideration, TCW Payoff Consideration, etc.  Each Party agrees, and CEH agrees to cause each Subsidiary, to provide the other Parties reasonable access to their respective books, records and employees as is reasonably requested in connection with the calculation of the CEH Group Merger Consideration, all other amounts specified on Exhibit F, the TCW Payoff Consideration, the LP Minority Exchange

Consideration and the Fulcrum Exchange Consideration, as applicable.  Following the close of business on the second day preceding the Closing Date, CEH shall in good faith determine its estimate, as of the end of the day immediately preceding the Closing Date, of each of the Designated Account Cash Balances and the Debt amounts for each Project Company specified on Exhibit F and shall provide GSCAC with written notice of such estimates and reasonable evidence (such as bank statements) to support such estimates.  To the extent such estimates have been prepared in good faith and are supported by reasonable evidence provided to the TCW/MS Parties (as defined in the TCW Consent) and GSCAC, such estimates shall be used to calculate the CEH Group Merger Consideration, all other amounts specified on Exhibit F, the TCW Payoff Consideration, the LP Minority Exchange Consideration and the Fulcrum Exchange Consideration, as applicable.

ARTICLE III

EFFECT OF MERGER; EXCHANGE OF CERTIFICATES

Section 3.01 Effect of Merger on Capital Stock of CEH

Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of CEH, GSCAC, Merger Sub, Holdco Sub or the holders of any of the following securities, the following shall occur:

(a) Conversion of CEH Units.  Each CEH Unit (other than the Specified CEH E-Units) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall immediately be converted automatically into the right to receive (i) shares of class B non-voting common units of Holdco Sub having the terms set forth in the Holdco Sub LLC Agreement (“Holdco Class B Common Units”) without interest, (ii) shares of Class B Common Stock of GSCAC having the terms set forth in GSCAC’s Charter Documents attached hereto as Exhibits D and E (“GSCAC Class B Common Stock”) without interest, (iii) shares of Class C common units of Holdco Sub having the terms set forth in the Holdco Sub LLC Agreement (“Holdco Class C Common Units”) without interest, (iv) shares of Class D common units of Holdco Sub having the terms set forth in the Holdco Sub LLC Agreement (“Holdco Class D Common Units”) without interest, and (iv) exchange rights pursuant to and in accordance with the Holdco Sub LLC Agreement (“Exchange Rights”) to exchange (A) shares of Holdco Class B Common Units and GSCAC Class B Common Stock for (B) shares of Class A common stock of GSCAC (“GSCAC Class A Common Stock”), in each case as such number of units and shares are calculated pursuant to Exhibit F and the remainder of this Section 3.01(a), subject to adjustment as provided in Section 3.01(f).  CEH shall provide to GSCAC, at least three Business Days prior to Closing, a list of the record owners of the Equity Securities of CEH as of Closing, together with the class and number of Equity Securities held by such record owners.  Each record owner of CEH Units (other than the Specified CEH E-Units and excluding the CEH Restricted Units) immediately prior to the Effective Time shall thereby become entitled to receive its CEH Group Member Pro Rata Share of the CEH Group Merger Consideration in accordance with this Article III; provided that such record owner (other than the CEH Founders) shall not be entitled to receive its CEH Group Member Pro Rata Share of the CEH Group Merger Consideration prior to the 180th day following the Effective Time unless and until it executes and delivers to GSCAC and CEH a Lock Up Agreement (substantially in the form of Exhibit R).  Each CEH Restricted Unit Holder shall thereby become entitled to receive (with respect to its CEH Restricted Units)

its CEH Restricted Unit Holder Pro Rata Share of the CEH Group Merger Consideration in accordance with this Article III; provided that (x) such CEH Restricted Unit Holder shall not be entitled to receive its CEH Restricted Unit Holder Pro Rata Share of the CEH Group Merger Consideration prior to the 180th day following the Effective Time unless and until it executes and delivers to GSCAC and CEH a Lock Up Agreement (substantially in the form of Exhibit R) and (y) the CEH Group Merger Consideration to be received by such CEH Restricted Unit Holder with respect to its CEH Restricted Units shall be “Restricted Units” (as such term in defined in the Holdco Sub LLC Agreement).

(b) Conversion of Specified CEH E-Units.  Each Specified CEH E-Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and shall immediately be converted automatically into the right to receive (i) shares of GSCAC Class A Common Stock without interest, (ii) Holdco Class C Common Units without interest, and (iii) Holdco Class D Common Units without interest, as such number of shares and units are calculated pursuant to Exhibit F and the remainder of this Section 3.01(b), subject to adjustment as provided in Section 3.01(f).  Each record owner of Specified CEH E-Units immediately prior to the Effective Time shall thereby become entitled to receive its Specified CEH E-Unit Pro Rata Share of the Specified CEH E-Unit Consideration; provided that such record owner shall not be entitled to receive its Specified CEH E-Unit Pro Rata Share of the Specified CEH E-Unit Consideration prior to the 180th day following the Effective Time unless and until it executes and delivers to GSCAC and CEH a Lock Up Agreement (substantially in the form of Exhibit R).

(c) Surrender of Certificates.  The certificates representing the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, and the GSCAC Class B Common Stock, in each case issuable pursuant to Section 3.01(a) with respect to CEH Units (other than the Specified CEH E-Units) and the GSCAC Class A Common Stock, Holdco Class C Common Units, and Holdco Class D Common Units issuable pursuant to Section 3.01(b) with respect to Specified CEH E-Units shall, in each case, be issued to holders of such CEH Units subject to and upon surrender of the certificates representing such CEH Units in the manner provided in Section 3.02 (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, subject to and upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04).

(d) Cancellation of Treasury Shares.  Each membership interest or other Equity Securities of CEH held by CEH or owned by any direct or indirect wholly-owned subsidiary of CEH immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time without any conversion or payment in respect thereof.

(e) Capital Stock of Merger Sub.  All of the outstanding membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into 100% of the outstanding membership interests in the Surviving Company with Holdco Sub2 becoming the sole member of the Surviving Company; subject to any necessary adjustments in membership of the Surviving Company resulting from any election by any LP Minority Holder to exchange its Equity Securities in La Paloma Acquisition for Equity Securities in CEH pursuant to the LP Minority 2005 Exchange Agreement.

(f) Adjustments to Exchange Ratios.  (1) The number of Holdco Class B Common Units, Holdco Class C Common Units and Holdco Class D Common Units and shares of GSCAC Class B Common Stock and/or GSCAC Class A Common Stock issuable pursuant to the Exchange Rights, that the holders of CEH Units (other than the Specified CEH E-Units) or the CEH Restricted Unit Holders are entitled to receive pursuant to Section 3.01(a) and the number of shares of GSCAC Class A Common Stock, Holdco Class C Common Units, and Holdco Class D Common Units that the holders of Specified CEH E-Units are entitled to receive pursuant to Section 3.01(b), (2) the definition of Share Price, and (3) any dollar amounts set forth in the Holdco Sub LLC Agreement with respect to the Holdco Class C Common Units or the Holdco Class D Common Units shall, in the case of clauses (1) through (3), be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into GSCAC Class A Common Stock, GSCAC Class B Common Stock, Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Units), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GSCAC Class A Common Stock, GSCAC Class B Common Stock, Holdco Class B Common Units, Holdco Class C Common Units or Holdco Class D Common Units occurring on or after the date hereof and prior to the Effective Time.  If there is any change in the amount or terms of any CEH Units prior to the Effective Time, the aggregate CEH Group Merger Consideration shall not increase or decrease as a result of such change but the allocation of the CEH Group Merger Consideration and Specified CEH E-Unit Consideration among the record owners of CEH Units and Specified CEH E-Units shall, if applicable, be equitably adjusted.

(g) Fractional Shares.  No fraction of a Holdco Class B Common Unit, Holdco Class C Common Unit or Holdco Class D Common Unit or fraction of a share of GSCAC Class B Common Stock or GSCAC Class A Common Stock will be issued by virtue of the Merger.  Instead, each holder of CEH Units that would otherwise be entitled to a fraction of a Holdco Class B Common Unit, Holdco Class C Common Unit or Holdco Class D Common Unit or a fraction of a share of GSCAC Class B Common Stock or GSCAC Class A Common Stock shall be permitted to aggregate all fractional Holdco Class B Common Units, Holdco Class C Common Units and Holdco Class D Common Units and all fractional shares of GSCAC Class B Common Stock and GSCAC Class A Common Stock that otherwise would be received by such holder and any resulting fractional shares or units shall be rounded to the nearest whole number.

Section 3.02   Surrender of Certificates.

(a) Exchange Procedures.  Upon surrender (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, subject to and upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04) at or after the Closing of certificates (“Certificates”) representing CEH Units to GSCAC with an executed letter of transmittal and the Lock Up Agreement substantially in the form of Exhibit R if required by Section 3.01(a) or Section 3.01(b), the holders of such Certificates shall receive (1) in the case of holders of CEH Units (other than Specified E-Units), in exchange therefor such certificates representing the number of shares of GSCAC Class B Common Stock, Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, and/or Exchange Rights, as applicable, into which such CEH Units shall be converted pursuant to Section 3.01(a) at the Effective Time, and (2) in the case of holders of Specified E-Units, in exchange therefor such certificates representing the number of shares of GSCAC Class A Common Stock, into which such Specified CEH E-Units shall be converted pursuant to Section 3.01(b) at the Effective Time, and, in each case, the Certificates so surrendered shall forthwith be cancelled.  Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, shares of GSCAC Class B Common Stock, and/or Exchange Rights or shares of GSCAC Class A Common Stock issuable pursuant to Section 3.01.

(b) Distributions with Respect to Unexchanged CEH Units.  No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock or GSCAC Class A Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units and/or GSCAC Class B Common Stock or GSCAC Class A Common Stock, to be issued upon the surrender of such Certificates until the holders of record of such Certificates shall surrender such Certificates (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04).  Subject to applicable Law, following surrender of any such Certificates to GSCAC (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04), with a properly completed letter of transmittal, GSCAC or Holdco Sub, as applicable, shall promptly deliver to the record holders thereof, without interest, the certificates representing Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock, and/or Exchange Rights or GSCAC Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units and/or GSCAC Class B Common Stock or GSCAC Class A Common Stock, as applicable.

(c) Transfers of Ownership.  If certificates representing any Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock or GSCAC Class A Common Stock, as applicable, are to be issued in a name other than that in which the Certificates surrendered pursuant to this Section 3.02 in exchange therefore are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to GSCAC or any agent designated by GSCAC any transfer or other taxes required by reason of the issuance of certificates representing such Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, or shares of GSCAC Class B Common Stock or GSCAC Class A Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of GSCAC or any such agent designated by GSCAC that such tax has been paid or is not payable.

(d) Required Withholding.  Each of the GSCAC Parties and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Certificates such amounts as are required to be deducted or withheld therefrom under the Code or any provisions of state, local, or foreign tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 3.02, none of Holdco Sub, GSCAC, the Surviving Company, CEH or any other Party hereto shall be liable to a holder of Certificates, Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock, or GSCAC Class A Common Stock or any other Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.03   No Further Ownership Rights in CEH Units.  All Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock, and/or Exchange Rights or GSCAC Class A Common Stock issued in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of the rights pertaining to the CEH Units and there shall be no further registration of transfers on the records of the Surviving Company of CEH Units that were outstanding immediately prior to the Effective Time.  If after the Effective Time, Certificates are presented to GSCAC, Holdco Sub, the Surviving Company or any of their Affiliates for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.04   Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed or if any CEH Unit is uncertificated, upon the making of an affidavit of that fact by the Person claiming either (a) such Certificate to be lost, stolen or destroyed and, if required by GSCAC or Holdco Sub, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or (b) such CEH Unit is uncertificated, then GSCAC or Holdco Sub, as applicable, will issue in exchange for such lost, stolen or destroyed Certificate or such uncertificated CEH Unit the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, and/or GSCAC Class B Common Stock or GSCAC Class A Common Stock in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING
CEH AND THE PROJECT COMPANIES

CEH hereby represents and warrants to GSCAC as of the date of this Agreement that except as disclosed in the CEH Disclosure Schedules to the extent provided in Section 11.04:

Section 4.01   Organization.  Each of the Project Companies is a limited liability company, limited partnership or corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company, limited partnership or corporate power and authority to conduct its Business as it is now being conducted.  Each of the Project Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to be materially adverse to the Business of the Project Companies or the Project Companies.

Section 4.02   Authority.  Each Project Company has all requisite limited liability company, limited partnership or corporate power and authority to execute and deliver each Transaction Document to which it is or will be party and to perform its obligations thereunder.  The execution and delivery by each Project Company of each Transaction Document to which it is or will be a party, and the performance by each such Project Company of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable.  The Transaction Documents to which any Project Company is or will be a party are, or when executed will be, duly and validly executed and delivered by each such Project Company, and the Transaction Documents to which any such Project Company is or will be a party constitute, or when executed will constitute, the legal, valid and binding obligation of such Project Company enforceable against such Project Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 4.03   No Conflicts; Consents and Approvals.  The execution and delivery by each Project Company of each Transaction Document to which it is or will be party do not, and the performance by each Project Company of its obligations under each Transaction Document to which it is or will be a party does not:

(a) violate or result in a breach of any of the Charter Documents of any Project Company;

(b) assuming the consents disclosed on Schedule 4.03(b) of the CEH Disclosure Schedule (the “Company Consents”) have been obtained, violate or result in any default under any CEH Material Contract except for any such violation or default that would not reasonably be expected to adversely affect, in any material respect, the Business, the Project Companies, the Batesville Project or the La Paloma Project;

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 4.03(c) of the CEH Disclosure Schedule (the “CEH Approvals”), the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate in any material respect or result in a material breach of any material Law applicable to any Project Company or (ii) require any material consent or approval of, or any material filing or other action by or with, any Governmental Authority under any material Law applicable to any Project Company.

Section 4.04   Capitalization.

(a) Schedule 4.04(a) of the CEH Disclosure Schedule is an organizational structure chart of the Project Companies (other than CEH).  Schedule 4.04(a) of the CEH Disclosure Schedule also sets forth the percentage ownership of Equity Securities of each Project Company by any other Project Company. CEH has delivered to GSCAC on or prior to the date of this

Agreement a list of the record owners of any Equity Securities of CEH and a description of the class and numbers of such Equity Securities as of the date of this Agreement.

(b) Other than the Equity Securities disclosed on Schedule 4.04(a) or Schedule 4.04(b)of the CEH Disclosure Schedule and Permitted Refinancing Equity Securities issued after the date hereof, no Equity Securities of any Project Company are issued, reserved for issuance or outstanding.  All of the outstanding Equity Securities of each Project Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights other than as set forth in the La Paloma LLC Agreement, the CEP Batesville Holding Company Limited liability company agreement, the CEH LLC Agreement or the LP Minority 2005 Exchange Agreement.  There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of any Project Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any members or stockholders of any Project Company may vote.  Other than the Transaction Documents or as disclosed on Schedule 4.04(b) of the CEH Disclosure Schedule, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from any Project Company, or otherwise relating to, any outstanding Equity Securities of any Project Company or any voting agreements with respect to any Equity Securities of any Project Company, and no Project Company is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any Project Company or other securities of any Project Company or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any Equity Securities of any Project Company to or from any Person.

Section 4.05   Business.  The Business of each Project Company is the only business operation currently or, to the Knowledge of CEH, at any time in the past carried on by such Project Company.  Except as disclosed on Schedule 4.05 of the CEH Disclosure Schedule, the Assets owned, leased, licensed or contracted by the Project Companies constitute in all material respects all of the tangible Assets used or held for by the Project Companies in the conduct of their respective Businesses and are sufficient to operate such Businesses as currently conducted.

Section 4.06   Bank Accounts.  Schedule 4.06 of the CEH Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all the accounts and the names and locations of banks, trust companies and other financial institutions at which each Project Company maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.07   Subsidiaries.  None of the Project Companies has any subsidiaries or owns any Equity Securities in any Person except as disclosed on Schedule 4.04(a) and Schedule 4.04(b) of the CEH Disclosure Schedule.

Section 4.08   Legal Proceedings.  Except as disclosed on Schedule 4.08 of the CEH Disclosure Schedule, there is not, and, to the Knowledge of CEH, has not been at any time since August 16, 2005 in the case of the La Paloma Project (and the Subsidiaries holding a direct or indirect interest therein), August 24, 2004 in the case of the Batesville Project (and the

Subsidiaries holding a direct or indirect interest therein) or January 1, 2005 in the case of CEH or any other Subsidiary, any Proceeding pending or, to the Knowledge of CEH, threatened against any Project Company before or by any Governmental Authority that would reasonably be expected to result in any material liability to the Business of any Project Company or any Project Company or that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions.

Section 4.09   Compliance with Laws and Orders.  Each Project Company is, and, to the Knowledge of CEH, has been since August 16, 2005 in the case of the La Paloma Project (and the Subsidiaries holding a direct or indirect interest therein), August 24, 2004 in the case of the Batesville Project (and the Subsidiaries holding a direct or indirect interest therein) or January 1, 2005 in the case of CEH or any other Subsidiary, in compliance in all material respects with all material Laws and material orders applicable to it; provided, however, that this  Section 4.09 does not address Environmental Laws, which are exclusively addressed by Section 4.17, matters relating to Taxes, which are exclusively addressed Section 4.12, matters relating to employee matters or Benefit Plans, which are exclusively addressed by Section 4.21 and Section 4.22, or matters relating to Permits or licenses which are exclusively addressed in Section 4.16 or, with respect to Environmental Permits, Section 4.17.

Section 4.10   Financial Statements.  Schedule 4.10 of the CEH Disclosure Schedule contains the following financial statements:

(a) audited balance sheet of La Paloma Genco as of December 31, 2006 and as of December 31, 2007 and the related statements of income and cash flows for the year then ended;

(b) audited balance sheet of LSP Energy LP as of December 31, 2005, as of December 31, 2006 and as of December 31, 2007 and the related statements of income and cash flows for the year then ended; and

(c) audited consolidated balance sheet of CEH as of December 31, 2005, as of December 31, 2006 and as of December 31, 2007 and the related consolidated statements of income and cash flows for the year then ended.

Except as set forth in the notes thereto or on Schedule 4.10 of the CEH Disclosure Schedule, such financial statements were prepared in accordance with GAAP using the same accounting principles, policies and methods as had been historically used in connection with the calculation of the items reflected thereon and fairly present in all material respects the financial condition and results of operation of such Project Companies as of the respective dates and for the periods covered thereby, subject to normal year-end adjustments.  Except in each case for (i) liabilities reflected in the financial statements described in clauses (a) through (c) above, (ii) liabilities disclosed in Schedule 4.10 of the CEH Disclosure Schedule, and (iii) liabilities incurred in the ordinary course of business consistent with past practice, no Project Company has any material liabilities that would be required to be reflected on a balance sheet of such Project Company (including the footnotes thereto) prepared in accordance with GAAP.

Section 4.11   Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, the Business of each of La Paloma Genco and LSP Energy LP has been conducted in the ordinary course of business consistent with past practice and, except disclosed on Schedule 4.11 of the CEH Disclosure Schedule, there has not been:

(a) any CEH Material Adverse Effect;

(b) any making by any Project Company of any loans, advances or capital contributions to, or investments in, any Person other than a Project Company in an amount greater than $100,000;

(c) any damage, destruction or casualty loss (whether or not covered by insurance) affecting any Purchased Assets that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the Business, the Batesville Project or the La Paloma Project;

(d) any waiver, release or assignment of any material rights, claims or benefits under any CEH Material Contract that, individually or in the aggregate, could reasonably be expected to adversely affect, in any material respect, the Project Companies, the Batesville Project or the La Paloma Project;

(e) any change in the Project Companies’ methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants; or

(f) any settlement, or offer or proposal to settle, any material Claim or Proceeding involving or against any Project Companies or any of their respective officers or directors relating to any Project Companies or that relates to any Transactions.

Section 4.12   Taxes.  Except as disclosed on Schedule 4.12 of the CEH Disclosure Schedule:

(a) Each Project Company has timely filed all material returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax Laws (the “Tax Returns”) for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all material respects;

(b) Each Project Company has timely paid (or will pay) all material Taxes due for such periods and has made adequate provision in accordance with GAAP for any Taxes not yet due and payable;

(c) Schedule 4.12 lists the income and franchise Tax Returns of the Project Companies that have each been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law, after giving effect to extensions or waivers, has expired;

(d) No material Liens for Taxes other than CEH Permitted Liens have been filed, and no material claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of the Project Companies;

(e) No Project Company is subject to any material outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(f) Each Project Company has materially complied with all Laws relating to the payment and withholding of Taxes;

(g) There has not been any material Tax election or any change in any material Tax election, change in annual Tax accounting period, adoption of, or change in, any method of Tax accounting, amendment of any Tax Return or filing of a claim for any material Tax refund, entering into of any material closing agreement, settlement of any material Tax claim, audit or assessment, or surrender of any right to claim a material Tax refund, offset or other reduction in Tax liability, with respect to any Project Company, since December 31, 2006 through the date of this Agreement;

(h) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Project Companies, nor any agreement to any extension of time with respect to a material Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(i) No Project Company is a party to any agreement or arrangement with any Taxing Authority or any other Person with regard to (x) Taxes for any fiscal period ending after the Closing Date or (y) Taxes imposed on any Project Company for any fiscal period, including but not limited to, any contract providing for the allocation or sharing of such Taxes.  Any such agreement or arrangement disclosed in Schedule 4.12 is valid, binding and enforceable and the transactions contemplated in this Agreement will not alter or otherwise change any Tax benefits of such agreement or arrangement;

(j) No Project Company has entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations (or any similar provision of state or local Law);

(k) No material claim has been received from a Taxing Authority in a jurisdiction where a Project Company does not file Tax Returns with respect to a particular type of Tax that such Project Company may be subject to, or liable for, that particular type of Tax in that jurisdiction.  Schedule 4.12(k) of the CEH Disclosure Schedule contains a list of all states and foreign jurisdictions to which any material Tax is properly payable or any material Tax Return is filed, by or on behalf of the Project Companies;

(l) No Project Company or any related person within the meaning of Section 197(f)(9) of the Code has held or used, at any time on or prior to August 10, 1993, any Section 197 intangible described in subparagraph (A) or (B) of Section 197(d)(1) of the Code;

(m) Each of Batesville Investor I, Batesville Investor II, LSP Energy, Inc. and LSP Batesville Funding Corporation is and has been since the date of its incorporation classified as a corporation for federal income tax purposes, and each other Project Company is and has been since the date of its creation classified as an entity disregarded as separate from its owner or as a partnership for federal income tax purposes.

Section 4.13   Regulatory Status.

(a) La Paloma Genco and LSP Energy LP meet the requirements for, and have been determined by FERC to be, an “Exempt Wholesale Generator” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

(b) La Paloma Genco is authorized by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity and ancillary services at rates established in accordance with market conditions and LSP Energy LP is authorized by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy and capacity at rates established in accordance with market conditions.

Section 4.14   Contracts.  (a)  Excluding insurance policies and fidelity bonds, Schedule 4.14 of the CEH Disclosure Schedule sets forth a list, as of the date of this Agreement, of the following Contracts to which any Project Company is a party, including all amendments, and other modifications thereof (the Charter Documents and Contracts listed on Schedule 4.14 of the CEH Disclosure Schedule that otherwise meet the descriptions in this Section 4.14 being collectively, the “CEH Material Contracts”):

(i) any Real Property Lease providing for annual rentals in excess of $1,000,000;

(ii) any Contract for the future purchase, exchange or sale of gas in excess of $1,000,000 annually;

(iii) any Contract for the future purchase, exchange or sale of electric power or capacity or ancillary services (other than open market spot purchases or sales of electric power, capacity or ancillary services) in excess of $1,000,000 annually;

(iv) any Contract for the future transportation of gas in excess of $1,000,000 annually;

(v) any Contract for the future transmission of electric power in excess of $1,000,000 annually;

(vi) other than Contracts of the nature addressed by Section 4.14(a)(ii) – (v), any Contract for the future purchase of Assets or services providing for annual payments by the Project Companies in excess of $1,000,000;

(vii) other than Contracts of the nature addressed by Section 4.14(a)(ii) – (v), any sales, distribution or other similar Contract providing for the future sale by the Project Companies of Assets or services, or that grants a right or option to purchase in the future, any Assets or services of the Project Companies, in each case that provides for annual payments to the Project Companies in excess of $1,000,000;

(viii) any interconnection Contract;

(ix) any lease of personal property providing for annual rentals of $1,000,000 or more;

(x) any Contract in respect of any Indebtedness in excess of $1,000,000;

(xi) any outstanding agreement of guaranty, surety or indemnification, direct or indirect, by a Project Company in an amount in excess of $1,000,000;

(xii) any Contract for consulting services providing future annual compensation in excess of $250,000;

(xiii) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas or securities;

(xiv) Charter Documents for each Project Company;

(xv) any Contract that limits or otherwise restricts in any material respect any Project Companies or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Project Companies, GSCAC Parties or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xvi) any Contract with any director or officer of any Project Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(xvii) any Contract with any holder of CEH Units, any of their respective Affiliates or any holder of TCW Debt; or

(xviii) any Contract in respect of any loan, advance or capital contribution to, or other investment in Equity Securities, any Person (other than any Project Company) in excess of $1,000,000.

(b) GSCAC has been provided with copies of, or access to, all CEH Material Contracts.

(c) Each of the CEH Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of each Project Company party thereto, except (i) any CEH Material Contracts that will terminate after the date of this Agreement but prior to the Closing Date in accordance with their respective terms or for which no Project Company or any Assets of any Project Companies will be bound or have any liability after the Closing; provided that this clause (i) shall only apply after the date of this Agreement or (ii) any CEH Material Contracts where the failure to be in full force and effect or to constitute a legal, valid and binding obligation would not reasonably be expected to adversely affect, in any material respect, the Project Companies, the Batesville Project or the La Paloma Project.

(d) No Project Company or, to the Knowledge of CEH, any other party is in breach or default (or would be in breach or default upon the giving of notice, lapse of time or both) under any CEH Material Contract, except where such breach or default would not reasonably be expected to adversely affect, in any material respect, the Project Companies, the Batesville Project or the La Paloma Project.

Section 4.15   Property.

(a) The Project Companies have good and marketable, indefeasible, fee simple title to, or in the case of leased material Assets (consisting of interests in real property) have valid leasehold interests in, all material Assets (consisting of interests in real property) used in their respective Businesses by any Project Company.  None of such Assets is subject to any Lien, except CEH Permitted Liens.  Schedule 4.15 of the CEH Disclosure Schedule sets forth the address and description of each Owned Real Property, and the address of each Leased Real Property and Schedule 4.14 of the CEH Disclosure Schedule sets forth a true and complete list of all Real Property Leases for such Leased Real Property, including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto.

(b) To the Knowledge of CEH, the plants, buildings, structures and material equipment owned by the Project Companies have been reasonably maintained in all material respects consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(c) The plants, buildings and structures owned by the Project Companies currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Businesses of the Project Companies as conducted as of the date of this Agreement.  To the Knowledge of CEH, none of the structures on any Property encroaches upon real property of another Person, and no material structure of any other Person substantially encroaches upon any Property.

(d) Each Owned Real Property has a valid and subsisting certificate of occupancy, and the Project Companies’ continued use, occupancy and operation as currently used, occupied and operated, is in material compliance with, and does not constitute a material nonconforming use under, all material building, zoning, subdivision, land use and other similar material Laws applicable to a Project Company.

Section 4.16   Permits.  The Project Companies possess all material Permits (other than Environmental Permits which are exclusively addressed by Section 4.17) that are required for the Business and the ownership and operation of the Projects by the Project Companies in the manner in which they are currently owned and operated, except any such Permit relating exclusively to the construction (and not operation) of a Project.  To the Knowledge of CEH, all such Permits are in full force and effect and each Project Company is in compliance in all material respects with each such Permit.  To the Knowledge of CEH, no Project Company has received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, any written notification from any Governmental Authority alleging that it is in violation of any of such Permits in any material respect and there are no ongoing Proceedings before any Governmental Authority for the termination or revocation of any such Permits or to determine compliance therewith or with any Law applicable to the Business or any Project Company.

Section 4.17   Environmental Matters.

(a) At least ten (10) days prior to the date hereof, GSCAC has been provided with copies of, or access to, all material environmental site assessment reports, studies, audits, investigations or other analyses in the possession of a Project Company that relate to Environmental Claims or Hazardous Materials in connection with any Purchased Asset  (including any Project) or Project Company.

(b) Except as disclosed on Schedule 4.17(b) of the CEH Disclosure Schedule:

(i) (A) the Project Companies, the Purchased Assets and the Projects are operating in compliance in all material respects with all applicable material Environmental Laws, and (B) to the Knowledge of CEH, the Project Companies have, as applicable, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, operated such Projects in compliance in all material respects with all applicable material Environmental Laws;

(ii) the Project Companies have obtained and are in compliance in all material respects with all material Environmental Permits relating in any way to the ownership or operation of the Purchased Assets or the Projects as currently owned or operated; such Environmental Permits are valid and in full force and effect and there are no ongoing Proceedings before any Governmental Authority for the termination or revocation of any such Environmental Permits or to determine compliance therewith;

(iii) (A) no Proceeding, investigation, notice, request for information by a Governmental Authority, citation, order or penalty with respect to any material Environmental Claim of or against a Project Company has been received in writing by a Project Company or, to the Knowledge of CEH, is otherwise pending or threatened against a Project Company except for such Proceedings, investigations, notices, requests for information, citations, orders or penalties as have been fully resolved and with respect to which there are no material remaining costs, liabilities or obligations or (B) there is not any Proceeding pending or, to the Knowledge of CEH, threatened against any Project Company before or by any Governmental Authority relating to any Environmental Law, Environmental Permit or Hazardous Materials that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions;

(iv) there has been no Release of any Hazardous Material by a Project Company at or from any Purchased Asset or Project or any property now owned, leased or operated by a Project Company, except for any such Release that would not reasonably be expected to result in a material Environmental Claim of or against a Project Company; and

(v) to the Knowledge of CEH, there are no material liabilities relating to any Project Company, the Purchased Assets or the Projects arising under or relating to any Environmental Law, Environmental Permit or Hazardous Material.

(c) Notwithstanding any other provision of this Agreement to the contrary, except for Sections 4.03(b) and (c), 4.11, 4.14, 4.18 and 4.23, this Section 4.17 contains the sole and exclusive representations and warranties of CEH with respect to applicable Environmental Laws, Environmental Claims, Environmental Permits and Hazardous Materials.

Section 4.18   Insurance.  Schedule 4.18 of the CEH Disclosure Schedule sets forth as of the date of this Agreement a list of all material insurance policies and fidelity bonds held by or issued specifically on behalf of and for the benefit of the Project Companies, other than any such insurance policies and fidelity bonds related to Benefit Plans.  Except as set forth on Schedule 4.18 of the CEH Disclosure Schedule, as of the date of this Agreement, there is no material claim by any Project Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  To the Knowledge of CEH and as of the date of this Agreement, (a) all premiums payable under all such policies and bonds have been timely paid and (b) the Project Companies have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  To the Knowledge of CEH and as of the date of this Agreement, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.  To the Knowledge of CEH and as of the date of this Agreement, there is no threatened termination of or material alteration of coverage under, any of such policies or bonds.

Section 4.19   Intellectual Property.

(a) Schedule 4.19(a)(i) of the CEH Disclosure Schedule sets forth a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights.  Schedule 4.19(a)(ii) of the CEH Disclosure Schedule sets forth a true and complete list of all material Contracts to which any Project Company is a party or otherwise bound and pursuant to which any such Project Company (A) obtains the license or right to use, any material Intellectual Property Right or (B) grants the license or right to use, any material Intellectual Property Right; provided that Schedule 4.19(a)(ii) of the CEH Disclosure Schedule shall not include any Contract involving commercially available software that is available for licensing for consideration of less than $15,000.

(b) To the Knowledge of CEH, the Project Companies own, or have the licenses or rights to use for their respective Businesses, all material Intellectual Property Rights currently used in their respective Businesses, free and clear of any Lien other than CEH Permitted Liens.  The consummation of the Transactions will not alter, terminate or extinguish any material Owned Intellectual Property Right or material Licensed Intellectual Property Right.

(c) To the Knowledge of CEH, no Project Company (i) is infringing, misappropriating or otherwise violating or (ii) since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, has infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person in any material respect.  To the Knowledge of CEH, no Project Company has received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, from any third party a claim in writing that any Project Company is infringing, misappropriating or diluting any Intellectual Property Right of such third party in any material respect.  There is no Proceeding pending against, or to the Knowledge of CEH, threatened against any Project Company before or by any Governmental Authority (A) challenging, or seeking to deny or restrict, the rights of any such Project Company in any of the Owned Intellectual Property Rights, (B) alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by any such Project Company infringe, misappropriate or dilute any Intellectual Property Right of any third party or (C) alleging that any such Project Company has infringed, misappropriated or diluted any Intellectual Property Right of any third party, in the case of clauses (A) through (C) that would reasonably be expected to result in any material liability to the Project Companies, the Batesville Project or the La Paloma Project or materially restrict the ability of the Project Companies to conduct their respective Businesses.

(d) None of the Owned Intellectual Property Rights material to the operation of the Businesses of the Project Companies has been adjudged in a Proceeding invalid or unenforceable in whole or part.  To the Knowledge of CEH, no Person has infringed, misappropriated or diluted any Owned Intellectual Property Right.  The Project Companies have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights that comprise confidential information and that are material to the operation of the Businesses of the Project Companies.

Section 4.20   Brokers.  The Project Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except pursuant to the JPM Engagement Letter the fees under which will be paid by CEH or on behalf of CEH at the Closing.

Section 4.21   Employees and Labor Matters.  The Project Companies (other than CEP OpCo) do not have and, to the Knowledge of CEH, have never had any employees. With respect to CEP OpCo Employees and except as described on Schedule 4.21 of the CEH Disclosure Schedule:

(a) no CEP OpCo Employees are represented by a union or other collective bargaining entity;

(b) there has not occurred, nor, to the Knowledge of CEH has there been threatened, a labor strike, request for representation, work stoppage or lockout by CEP OpCo Employees in the two years prior to the date of this Agreement;

(c) to the Knowledge of CEH, CEH has not received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, written notice of any material charges before any Governmental Authority responsible for the prevention of unlawful employment practices; and

(d) to the Knowledge of CEH, CEH has not received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, written notice of any material investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to the Knowledge of CEH, no such material investigation is threatened.

Section 4.22   Employee Benefits.

(a) The Project Companies (other than CEP OpCo) do not sponsor, maintain or contribute to any Benefit Plan. Schedule 4.22(a) provides a description of each Benefit Plan which is sponsored, maintained or contributed to for the benefit of current or former CEP OpCo directors, officers or CEP OpCo Employees or former employees, or has been so sponsored, maintained or contributed to from the applicable date of initial ownership by CEH and its ERISA Affiliates through the date of this Agreement (each, a “CEP OpCo Benefit Plans”).  Except as otherwise set forth on Schedule 4.22(a) of the CEH Disclosure Schedule, no CEP OpCo Benefit Plan provides for any severance or termination pay.

(b) CEH has provided GSCAC with copies of, or access to, the CEP OpCo Benefit Plans sponsored, maintained or contributed to as of the date of this Agreement and related trusts, if applicable.  There has also been furnished to GSCAC, with respect to each such CEP OpCo Benefit Plan required to file such report, the most recent report as of the date of this Agreement on Form 5500 and the summary plan description.

(c) Except as otherwise set forth on Schedule 4.22(c) of the CEH Disclosure Schedule:

(i) The Project Companies (other than CEP OpCo) do not contribute to or have an obligation to contribute to, and have not at any time from the applicable date of initial ownership the Project Companies through the date of this Agreement, contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

(ii) CEP OpCo has substantially performed all obligations, whether arising by operation of Law or by Contract, required to be performed by it in connection with the CEP OpCo Benefit Plans;

(iii) All reports and disclosures relating to the CEP OpCo Benefit Plans required to be filed with or furnished to governmental agencies, CEP OpCo Benefit Plan participants or CEP OpCo Benefit Plan beneficiaries have been filed or furnished in accordance in all material respects with applicable Law in a timely manner, and each CEP OpCo Benefit Plan has been administered in substantial compliance with its governing document and with the requirements of applicable Laws, including ERISA and the Code;

(iv) Each of the CEP OpCo Benefit Plans intended to be qualified under Section 401 of the Code (A) satisfies in all material respects in form the requirements of such Section 401 except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) is a prototype plan entitled to rely on an opinion letter from Internal Revenue Service regarding such qualified status or is an individually designed plan that has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and (C) as of the date of this Agreement, has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect its qualified status;

(v) As of the date of this Agreement, there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of CEH, threatened against, or with respect to, any of the CEP OpCo Benefit Plans;

(vi) All contributions required to be made to the CEP OpCo Benefit Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable Laws have been timely made in all material respects;

(vii) No CEP OpCo Benefit Plan is subject to Title IV of ERISA;

(viii) As to any CEP OpCo Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the CEP OpCo Benefit Plan within the meaning of Section 411(d)(3) of the Code;

(ix) No act, omission or transaction has occurred which would result in imposition on CEP OpCo of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(x) As of the date of this Agreement and to the Knowledge of CEH, there is no matter pending (other than routine qualification determination filings) with respect to any of the CEP OpCo Benefit Plans before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or other Governmental Authority;

(xi) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 4.22(a) of the CEH Disclosure Schedule but which is sponsored, maintained, or contributed to since August 16, 2005 through the date of this Agreement in the case of the La Paloma Project and since August 24, 2004 through the date of this Agreement in the case of the Batesville Project by any Project Company or by any ERISA Affiliate of CEH, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any ERISA Affiliate of CEH, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; and

(xii) The execution and delivery of this Agreement and the other Transaction Documents to which CEH is a party and the consummation of the Transactions will not (A) require CEP OpCo to make a larger contribution to, or pay greater benefits or provide other greater rights or accelerate the time of payment or trigger payment under, any CEP OpCo Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any CEP OpCo Benefit Plan.

(d) In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the CEP OpCo Benefit Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(e) Each CEP OpCo Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits accrued thereunder prior to such amendment or termination. No CEP OpCo Benefit Plan provides for retiree or post-employment health benefits other than as required to avoid imposition of tax liability under Section 4980B of the Code.

Section 4.23   Information Provided for Inclusion in Proxy Statement

.  None of the information provided in writing by the Project Companies for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement becomes effective and at the time of the GSCAC Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading; provided that no such representation is made by CEH with respect to statements made in the Proxy Statement based upon information supplied by the GSCAC Parties specifically for inclusion or incorporation by reference therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE GSCAC PARTIES

The GSCAC Parties represent and warrant to CEH as of the date of this Agreement that except as disclosed in the GSCAC Disclosure Schedule to the extent provided in Section 11.04:

Section 5.01   Organization.

(a) GSCAC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each of Holdco Sub, Holdco Sub2 and Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the GSCAC Parties has all requisite limited liability company or corporate power and authority to conduct its business as it is now being conducted.  Each of the GSCAC Parties is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a GSCAC Material Adverse Effect.

Section 5.02   Authority.  Each of the GSCAC Parties has all requisite corporate and limited liability company power, as applicable, and authority to execute and deliver each Transaction Document to which it is or will be a party and to perform all of its obligations hereunder and thereunder.  The execution and delivery by each of the GSCAC Parties of this Agreement and each other Transaction Document to which it is or will be a party, and the performance by each of the GSCAC Parties of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate and limited liability company action on behalf of each of the GSCAC Parties other than the Requisite Stockholder Approval.  This Agreement and each other Transaction Document to which any GSCAC Party is or will be a party are, or when executed will be, duly and validly executed and delivered by such GSCAC Party and constitute, or when executed will constitute, the legal, valid and binding obligation of such GSCAC Party enforceable against such GSCAC Party in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

Section 5.03   No Conflicts.  The execution and delivery by each GSCAC Party of this Agreement and the other Transaction Documents to which it is or will be party (other than the Second Amended and Restated Certificate of Incorporation of GSCAC and the GSCAC Plan) do not, and assuming receipt of the Requisite Stockholder Approval, the performance by each GSCAC Party of its obligations under this Agreement and any other Transaction Document to which it is a party does not:

(a) violate or result in a breach of the Charter Documents of any GSCAC Party;

(b) violate or result in a default under any GSCAC Material Contract except for any such violation or default that would not reasonably be expected to adversely affect, in any material respect, any GSCAC Party, the Project Companies, the Batesville Project or the La Paloma Project; or

(c) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 5.03 of the GSCAC Disclosure Schedule (collectively, the “GSCAC Approvals”) have been made, obtained or given, (i)  violate in any material respect or result in a material breach of any material Law applicable to a GSCAC Party or (ii) require any material consent or approval of, or any material filing or other action by or with, any Governmental Authority under any material Law applicable to a GSCAC Party.

Section 5.04   Legal Proceedings.  There is not, and, to the Knowledge of GSCAC has not been at any time since the formation of GSCAC, any Proceeding pending or, to the Knowledge of GSCAC, threatened, against a GSCAC Party before or by any Governmental Authority, that would reasonably be expected to result in a GSCAC Material Adverse Effect or which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 5.05   Compliance with Laws and Orders.  Each GSCAC Party is, and, to the Knowledge of GSCAC has been since its incorporation or formation, in compliance in all material respects with all material Laws (including Environmental Laws) and material orders applicable to such GSCAC Party or its assets.

Section 5.06   Brokers.  Except as set forth on Schedule 5.06 of the GSCAC Disclosure Schedule, no GSCAC Party has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions and any such fees or commissions will be paid by GSCAC at Closing.

Section 5.07   Subsidiaries.  No GSCAC Party (a) has any subsidiary except for Merger Sub, Holdco Sub and Holdco Sub2, which are each direct or indirect wholly-owned subsidiaries of GSCAC, (b) owns, directly or indirectly, any Equity Securities or ownership interests in, any Person other than as described in clause (a), (c) has any Contract to purchase any such Equity Securities other than the Transaction Documents or pursuant to the Trust Agreement, or (d) has agreed or otherwise become obligated to make or be bound by any Contract or undertaking in which it may become obligated to make any future investment in any other Person other than the Transaction Documents.

Section 5.08   Capitalization; Shareholders.

(a) Schedule 5.08(a) of the GSCAC Disclosure Statement sets forth (i) the authorized Equity Securities of the GSCAC Parties as of the date of this Agreement, (ii) the number of Equity Securities of the GSCAC Parties that are issued and outstanding (excluding any Equity Securities of GSCAC issued after the date hereof in accordance with Section 6.03(c), the issuance of which shall be used to reduce the aggregate principal amount of the TCW Mezzanine Debt in accordance with the TCW Consent), (iii) the number of Equity Securities held in treasury as of the date of this Agreement, and (iv) the number of Equity Securities as of the date of this Agreement of the GSCAC Parties that are reserved for issuance.

(b) Other than the Equity Securities set forth on Schedule 5.08(a) of the GSCAC Disclosure Schedule and any Equity Securities of GSCAC issued after the date hereof in accordance with Section 6.03(c), the issuance of which shall reduce the aggregate principal amount of the TCW Mezzanine Debt in accordance with the TCW Consent, no Equity Securities of any GSCAC Party are issued or outstanding.  All of the outstanding Equity Securities of each GSCAC Party are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights (other than the preemptive rights set forth in the TCW Consent).  There are no bonds, debentures, notes or other indebtedness of any type whatsoever of any GSCAC Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders or members of any GSCAC Party may vote.  Except as described on Schedule 5.08(b) of the GSCAC Disclosure Schedule, in the Initial GSCAC Warrants or the Transaction Documents, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from any GSCAC Party, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of any GSCAC Party or any other securities of any GSCAC Party and, none of the

GSCAC Parties is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any GSCAC Party or other securities of any GSCAC Party or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any Equity Securities of any GSCAC Party to or from any Person.

(c) The shares of common stock, $0.001 par value per share, of GSCAC are listed on the AMEX as of the date hereof and shall be listed on the AMEX or New York Stock Exchange at Closing.  There is no action or proceeding pending or, to the Knowledge of GSCAC, threatened against any GSCAC Party by the AMEX with respect to any intention by AMEX to prohibit or terminate the quotation of such securities thereon.

(d) At the Closing, the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock and GSCAC Class A Common Stock to be issued pursuant to this Agreement, and upon issuance (i) the GSCAC Class A Common Stock to be issued pursuant to the Exchange Rights and (ii) the GSCAC Class B Common Stock and Holdco Class B Common Units to be issued upon conversion of the Holdco Class C Common Units and Holdco Class D Common Units, will be duly authorized, validly issued, fully paid, non-assessable, free and clear of all Liens and not issued in violation of or subject to any preemptive right (other than the preemptive rights set forth in the TCW Consent).

(e) All of the outstanding Equity Securities of each GSCAC Party have been issued in compliance in all material respects with all requirements of material Laws, applicable to such GSCAC Party, GSCAC Material Contracts and the Equity Securities of such GSCAC Party.

(f) Except as set forth in Schedule 5.08(f) of the GSCAC Disclosure Schedule or as contemplated in the Transaction Documents, there are no registration rights and there is no voting trust, proxy, rights plan or anti-takeover plan or other Contracts to which any GSCAC Party is a party or by which any GSCAC Party is bound with respect to any Equity Security of any class of such GSCAC Party.

(g) As a result of the consummation of the Transactions, no Equity Securities of any GSCAC Party are issuable and no rights in connection with any Equity Securities of any GSCAC Party accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) except (i) as disclosed in Schedule 5.08(g) of the GSCAC Disclosure Schedule, (ii) for any Equity Securities the issuance of which shall reduce the aggregate principal amount of the TCW Mezzanine Debt in accordance with the TCW Consent, or (iii) issuances of Equity Securities pursuant to Article III of this Agreement, under the TCW Consent or as contemplated by Section 6.04 or Section 6.19 of this Agreement.

(h) There are no declared but unpaid dividends with respect to any Equity Securities of any GSCAC Party.

Section 5.09   SEC Filings.

(a) Each GSCAC Party has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by such GSCAC Party with the SEC since such GSCAC Party’s formation (collectively, the “GSCAC SEC Reports”).  The GSCAC SEC Reports, including all forms, reports and documents filed by the applicable GSCAC Party with the SEC after the date hereof and prior to the Closing Date (i) were and, in the case of the GSCAC SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by any GSCAC Party with the SEC after the date of this Agreement (other than information with respect to any Project Companies contained therein), will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GSCAC SEC Reports or necessary in order to make the statements in such GSCAC SEC Reports, in light of the circumstances under which they were and will be made, not misleading; provided that no such representation is made by any GSCAC Party with respect to statements made in the GSCAC SEC Reports based upon information supplied in writing by any Project Company or any Note Holders or Option Holders (as defined in the TCW Consent) specifically for inclusion or incorporation by reference in the Proxy Statement or any other GSCAC SEC Report.

(b) The Chief Executive Officer and Chief Financial Officer of GSCAC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and each GSCAC Party is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the AMEX.

Section 5.10   Financial Information.

(a) Schedule 5.10 of GSCAC Disclosure Schedule contains the audited balance sheet of GSCAC as of December 31, 2007 and the related statements of income and cash flows for the year then ended  Each of the financial statements (including, in each case, any related notes and schedules) contained in each of the GSCAC SEC Reports, including any GSCAC SEC Reports filed after the date of this Agreement (other than information with respect to any Project Companies contained therein), complied or will comply, as of its date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis and fairly presented in all material respects, or will fairly present in all material respects, the financial position of GSCAC and its consolidated subsidiaries as of the applicable date thereof and the results of operations and cash flows for the periods indicated therein, except that any unaudited interim financial statements are subject to normal year-end adjustments.  Except as disclosed on Schedule 5.10, GSCAC has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act.  Except in each case for (i) liabilities reflected in the financial statements described in the first sentence of this Section 5.10(a), (ii) liabilities under the Transaction Documents, (iii) liabilities disclosed in Schedule 5.10 of the GSCAC Disclosure Schedule, (iv) transaction expenses incurred in connection with the Transactions and operating expenses of GSCAC, incurred in the ordinary course of its business (taking into account that GSCAC is a special-purpose acquisition company), (v) Deferred Underwriting Fees, and (vi) any Conversion Amount, no GSCAC Party has any material liabilities that would be required to be reflected on a balance sheet of such GSCAC Party (including the footnotes thereto) prepared in accordance with GAAP.

(b) The GSCAC Parties do not now conduct and have never conducted any business or operations and have not engaged in any other material transaction other than the issuance and sale of Initial GSCAC Common Stock and Initial GSCAC Warrants, the Transactions and investigation, due diligence, valuation, retention of professionals, entering into confidentiality and other preliminary agreements, review and analysis of draft transaction documents, negotiation, and other similar or related matters in connection with the pursuit by GSCAC of potential Initial Business Combinations and other activities expressly permitted by Section 6.03.

Section 5.11   Employee Matters.

(a) Except as disclosed on Schedule 5.11 of the GSCAC Disclosure Schedule, as of the date of this Agreement, no GSCAC Party has or, to the Knowledge of GSCAC, has ever had any employees.  No GSCAC Party is a party to any collective bargaining agreement or other labor union agreement or other labor union contract applicable to persons employed by a GSCAC Party, nor does any GSCAC Party know of any activities or proceedings of any labor union to organize any such employees.

(b) No GSCAC Party has, is required to, or has ever been required to, maintain, sponsor, contribute to, or administer any pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation plan or any other employee or fringe benefit plan, program or Contract and or has any liability of any kind with respect to any of the foregoing (under ERISA or otherwise).  No GSCAC Party has any Contract, plan or commitment, whether or not legally binding, to create any of the foregoing other than as contemplated by the Transaction Documents.  None of the GSCAC Parties nor any of their ERISA Affiliates have, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(c) The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of any GSCAC Party except as set forth in the Transaction Documents; or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.12   Intellectual Property.  Except as disclosed on Schedule 5.12 of the GSCAC Disclosure Schedule, no GSCAC Party owns, licenses or otherwise has any right, title or interest in any material Intellectual Property Right.

Section 5.13   GSCAC Material Contracts.

(a) Except for the Transaction Documents or as set forth in Schedule 5.13 of the GSCAC Disclosure Schedule, as of the date of this Agreement, no GSCAC Party is a party to or bound by any Contract binding on a GSCAC Party or the Assets or property of any GSCAC Party which creates or imposes a liability greater than $50,000 annually or $500,000 in the aggregate (the “GSCAC Material Contracts”).

(b) CEH has been provided with copies of, or access to, all GSCAC Material Contracts.

(c) Each GSCAC Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the GSCAC Party thereto except where the failure to be in full force and effect would not reasonably be expected to adversely affect, in any material respect, any GSCAC Party, the Project Companies, the Batesville Project or the La Paloma Project.

(d) No GSCAC Party or, to the Knowledge of any GSCAC Party, any other party is in breach or default (or would be in breach or default upon the giving of notice, lapse of time, or both) under any GSCAC Material Contract except for any such breach or default that would not reasonably be expected to adversely affect, in any material respect, any GSCAC Party, the Project Companies, the Batesville Project or the La Paloma Project.

(e) Except as provided in the TCW 2008 Note Purchase Agreement, no GSCAC Party has any Indebtedness.

(f) Except as provided in the TCW 2008 Note Purchase Agreement, no GSCAC Party is a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

(g) Except as set forth in the Charter Documents of any GSCAC Party or in the Trust Agreement, there is no agreement, commitment, judgment, injunction, order or decree binding upon any GSCAC Party or to which a GSCAC Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of a GSCAC Party, any acquisition of property by a GSCAC Party or the conduct of business by a GSCAC Party as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a GSCAC Material Adverse Effect.

(h) Except as set forth on Schedule 5.13 of the GSCAC Disclosure Schedule, no GSCAC Party is a party to any Contract that limits or otherwise restricts in any material respect any GSCAC Party or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Project Companies, any

GSCAC Party or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person.

(i) Except as provided in the TCW 2008 Note Purchase Agreement, no GSCAC Party has any Contract under which it has imposed a security interest on any of its Assets, tangible or intangible which secures any obligation in excess of $50,000.

(j) Except as set forth on Schedule 5.13 of the Disclosure Schedule, GSCAC Party is a party to any Contract with any director or officer of any GSCAC Party or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer.

Section 5.14   Insurance.  Except for the directors’ and officers’ liability insurance set forth on Schedule 5.14 of the GSCAC Disclosure Schedule, no GSCAC Party maintains any insurance policies as of the date of this Agreement.

Section 5.15   Environmental Matters.  Except as would not have a GSCAC Material Adverse Effect, no GSCAC Party has any liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, generation, treatment, storage, handling, removal, transportation or Release of any Hazardous Material.

Section 5.16   Permits.  There are no material Permits (including Environmental Permits) that are necessary for any GSCAC Party to operate its business and to own and use its Assets in compliance in all material respects with all applicable Laws (including Environmental Laws).

Section 5.17   Transactions with Affiliates.  Except (i) as disclosed on Schedule 5.17 of the GSCAC Disclosure Schedule or (ii) the Transaction Documents, there are no Contracts or transactions between a GSCAC Party and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by a GSCAC Party to any of its employees, officers or directors, or any of its Affiliates.

Section 5.18   Assets and Properties; Trust Account.

(a) Except as disclosed on Schedule 5.18(a) of the GSCAC Disclosure Schedule, each GSCAC Party has (i) good title to all of its material Assets (including all Assets recorded on the financial statements described in Section 5.10(a), other than assets and properties disposed of in the ordinary course of business since December 31, 2007) and (ii) valid leasehold interests in all of its Assets which it leases, in each case (with respect to both clauses (i) and (ii) above), free and clear of any Liens, other than GSCAC Permitted Liens.

(b) Except as disclosed on Schedule 5.18(b) of the GSCAC Disclosure Schedule, no GSCAC Party owns or leases or has ever owned or leased any real property.

(c) As of April 30, 2008, the Trust Account contained approximately $204,550,000, and as of the Closing Date, the Trust Account will contain no less than approximately $199,710,000 (including any amounts payable with respect to the Conversion Amount and the Deferred Underwriting Fees), invested in United States “government securities” within the meaning of Section 2 (a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.  The amount of the Deferred Underwriting Fees is approximately $6,210,000.

(d) Upon obtaining the Requisite Stockholder Approval, GSAC shall promptly (and in any event within one Business Day) provide notice thereof to the trustee under the Trust Agreement and the trustee will commence liquidation of the Trust Account and such trustee shall thereupon be obligated to release, in accordance with the Trust Agreement, as promptly as practicable to GSCAC the funds and United States government securities held in the Trust Account, which funds and United States government securities will be free and clear of any Liens (other than as provided in the Transaction Documents and the Charter Documents of GSCAC) and, after taking into account any payment of the Conversion Amount and the Deferred Underwriting Fees, will be available for use in the businesses of GSCAC, including for investments in its subsidiaries and as contemplated by Section 2.07.

(e) Upon consummation of the Closing, the obligations of GSCAC to dissolve or liquidate within a specified time period contained in the Charter Documents of GSCAC shall terminate, and, no GSCAC Stockholder in its capacity as such shall be entitled to receive any funds from the Trust Account except to the extent such GSCAC Stockholder votes against the Merger or the other Voting Matters and properly exercises its conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Certificate of Incorporation and any procedures regarding the exercise of such conversion rights that may be set forth in the Proxy Statement.

Section 5.19   Board Approval.  The GSCAC Board (including any required committee or subgroup of the GSCAC Board) has unanimously (i) declared the advisability of the Merger and approved this Agreement, the other Transaction Documents and the Transactions, (ii) determined that the Merger is fair and in the best interests of GSCAC and the stockholders of GSCAC, (iii) determined to recommend that the GSCAC Stockholders adopt and approve the Merger and the other Voting Matters, and (iv) determined that the fair market value of CEH is equal to at least 80% of the balance on deposit in the Trust Account (excluding Deferred Underwriting Fees).  The vote or consent of Holdco Sub2 as the sole member of Merger Sub (which has been obtained) is the only vote or consent of the holders of any Equity Securities of Merger Sub necessary to approve and adopt this Agreement, the Merger and/or the other Transactions.  GSCAC as the sole member of Holdco Sub and Holdco Sub as the sole member of Holdco Sub2 have approved the Transactions.  Except as set forth in Section 5.19 and 5.20, no other vote or consent of the holders of Equity Securities of any GSCAC Party is necessary to approve and adopt this Agreement, the Merger and/or the other Transactions.

Section 5.20   Required Vote of GSCAC Stockholders.  (a) The affirmative vote of holders of a majority of the shares of common stock, $0.001 par value per share, of GSCAC present and voting at the GSCAC Stockholders’ Meeting to approve the Initial Business Combination contemplated by this Agreement, (b) the affirmative vote of the holders of a majority of the outstanding shares of common stock, $0.001 par value per share, of GSCAC present and voting to approve the issuance of the GSCAC Class B Common Stock and the GSCAC Class A Common Stock to be issued in connection with the Transactions (including GSCAC Class A Common Stock into which the Holdco Class B Common Units may be exchanged), and to adopt the GSCAC Plan (in the case of both (a) and (b), assuming a quorum is present at the GSCAC Stockholders’ Meeting), and (c) the affirmative vote of holders of a majority of the outstanding shares of common stock, $0.001 par value per share, of GSCAC to approve amendments to the Certificate of Incorporation of GSCAC as required so that the Certificate of Incorporation of GSCAC can be amended and restated to be substantially in the form of Exhibit D, are the only votes of holders of securities of GSCAC which are required to obtain the Requisite Stockholder Approval and to authorize the consummation of the Transactions (provided that the Requisite Stockholder Approval shall be deemed not to have occurred if holders of 20% or more of the shares of Initial GSCAC Common Stock that were issued in GSCAC’s initial public offering vote against the Transaction and properly elect conversion of their shares in accordance with paragraph C of Section Sixth of GSCAC’s Certificate of Incorporation).

Section 5.21   Taxes.  Except as disclosed in Schedule 5.21 of the GSCAC Disclosure Schedule or as would not reasonably be expected to result in a GSCAC Material Adverse Effect:  (a) all Tax returns that are required to be filed on or before the Closing Date by the GSCAC Parties have been or will be duly and timely filed and all Tax Returns when filed were true, correct and complete in all material respects, (b) all material Taxes due for such periods have been paid and GSCAC has made adequate provision in accordance with GAAP for any material Taxes not yet due and payable, (c) all withholding Tax requirements imposed on the GSCAC Parties have been satisfied in full in all respects, except for amounts that are being contested in good faith, (d) no GSCAC Party has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings involving Tax matters or, to the Knowledge of GSCAC, threatened audits or proposed deficiencies or other claims for unpaid Taxes of the GSCAC Parties; (f) no material claim has been received from a Taxing Authority in a jurisdiction where GSCAC does not file Tax Returns with respect to a particular type of Tax asserting that GSCAC may be subject to, or liable for, that particular type of Tax in that jurisdiction; (g) for federal income tax purposes, each of Holdco Sub, Holdco Sub2 and Merger Sub is classified as an entity disregarded as separate from its owner; and (h) each of Holdco Sub, Holdco Sub2 and Merger Sub has not engaged, and is not currently engaged, in any trade or business except as described in Section 5.10(b).

Section 5.22   No Conflicting Contracts.  No GSCAC Party nor any of their respective Affiliates is a party to any Contract to build, develop, acquire or operate any power facility that would reasonably be expected to cause a delay in or failure to obtain any Governmental Authority’s granting of a GSCAC Approval or a CEH Approval, and no GSCAC Party nor any of their respective Affiliates has any plans to enter into any such Contract prior to the Closing Date.

Section 5.23   Opportunity for Independent Investigation.  Prior to its execution of this Agreement, each of the GSCAC Parties has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Project Companies, the Assets of the Project Companies and the Projects.  In making its decision to execute this Agreement and the other Transaction Documents to which it is, or will be, a party, each GSCAC Party has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement and the other Transaction Documents.

Section 5.24   Exon Florio.  Each of the GSCAC Parties is not a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended, the Foreign Investment and National Security Act or any executive orders, rules or regulations relating thereto.

Section 5.25   Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, except as disclosed on Schedule 5.25 of the GSCAC Disclosure Schedule, there has not been:

(a) any GSCAC Material Adverse Effect;

(b) any making by any GSCAC Party of any loans, advances or capital contributions to, or investments in, any Person (other than another GSCAC Party);

(c) any waiver, release or assignment of any material rights, claims or benefits under any GSCAC Material Contract that could reasonably be expected to adversely affect, in any material respect, the GSCAC Parties;

(d) any change in the GSCAC Parties’ methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants; or

(e) any settlement, or offer or proposal to settle, any material Proceeding against any GSCAC Parties or any of their respective officers or directors relating to any GSCAC Parties or that relates to any Transactions.

Section 5.26   Fairness Opinion

.  GSCAC has received an opinion (“Fairness Opinion”) from Duff & Phelps, LLC addressed to the GSCAC Board to the effect that, as of the date of the opinion, the CEH Group Purchase Price is fair from a financial point of view, to the GSCAC Stockholders and that the fair market value on a consolidated basis of the Project Companies is at least equal to 80% of the balance in the Trust Account (excluding the Deferred Underwriting Discount) at the time of the Transaction.  GSCAC has made available to CEH an executed copy of the Fairness Opinion.  GSCAC has obtained the authorization of Duff & Phelps, LLC to include a copy of the Fairness Opinion in the Proxy Statement.

ARTICLE VI

COVENANTS

Section 6.01   Regulatory and Other Approvals.  From the date of this Agreement until Closing (the “Interim Period”):

(a) Each of CEH and GSCAC agrees to (and each agrees to cause its applicable subsidiaries to) use commercially reasonable efforts to obtain as promptly as practicable all CEH Approvals, Company Consents and GSCAC Approvals applicable to such Person, and all other material consents and approvals that any of CEH, GSCAC or their respective Affiliates are required to obtain in order for such Person to consummate the Transactions.

(b) Each of CEH and GSCAC agrees to, and agrees to cause its applicable subsidiaries to, (i) make or cause to be made the filings required of such Person or any of its applicable Affiliates under any Laws applicable to it with respect to the Transactions and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, (ii) cooperate with CEH and GSCAC (as applicable) and furnish the information in such Person’s possession that is necessary in connection with CEH’s or GSCAC’s (or their applicable subsidiary’s) filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the Transactions as promptly as is reasonably practicable, (iv) promptly inform the other of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) reasonably consult and cooperate with the other Person in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Person in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi)comply, as promptly as is reasonably practicable, with any requests received by such Person or any of its Affiliates under any Laws for additional information, documents or other materials with respect to such filings, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.  If CEH or GSCAC (or any of their applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to such filings and if permitted by, or acceptable to, the applicable Governmental Authorities, it agrees to give the other Person reasonable prior notice of, and an opportunity to participate in, such meeting.

(c) CEH and GSCAC each agrees to provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 6.01 is obtained, taken, made, given or denied, as applicable.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and to execute and deliver any additional instruments or agreements reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and/or the Transaction Documents.

(e) In furtherance of the foregoing covenants:

(i) Each of CEH and GSCAC agrees to prepare, as soon as is practical following the execution of this Agreement, all necessary filings applicable to it in connection with the transactions contemplated by this Agreement that may be required by FERC or under the HSR Act or any other federal, state or local Laws.  Each of GSCAC and CEH agrees to submit, or cause its applicable subsidiaries to submit, such filings applicable to it or its subsidiaries as soon as practicable, but in no event later than 60 days after the execution hereof for filings with FERC for authorization of the transactions contemplated by this Agreement pursuant to Section 203 of the Federal Power Act, and 10 Business Days after the execution hereof for filings under the HSR Act.  The Persons making such filings shall request expedited treatment of any such filings, shall promptly furnish each other Party with copies of any notices, correspondence or other written communication received by it or its Affiliates from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it or its Affiliates and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(ii) GSCAC and CEH each agrees that it shall not, and each agrees to cause its subsidiaries not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 6.01.

(iii) Notwithstanding anything in this Agreement to the contrary, none of the Parties or any of their respective Affiliates will be required to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions, (ii) divest or hold separate any business or Assets in connection with the consummation of the Transaction, or (iii) accept any condition that would reasonably be expected to materially adversely affect the Party or any of its respective Affiliates or the Business.

Section 6.02   Access.  During the Interim Period, each of the Parties agrees to provide to the other Parties and their respective Representatives reasonable access during normal business hours, upon reasonable notice (as coordinated through such individuals designated in writing by each Party to the other Parties at or promptly following the date of this Agreement), to the properties, books, records, employees of the Project Companies and the GSCAC Parties to make or cause to be made such review of the business, the assets, properties and liabilities and financial and legal condition of the Project Companies and the GSCAC Parties as any Party reasonably deems necessary or advisable; provided that any such review shall not interfere unnecessarily with normal operations of the Project Companies or the GSCAC Parties.

Section 6.03   Certain Restrictions.

(a) During the Interim Period, CEH shall, and shall use commercially reasonable efforts to cause each of the Project Companies to, conduct its business in the ordinary course consistent with past practice and manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except (i) as contemplated by the Transaction Documents or to comply with applicable Law; (ii) as set forth in Schedule 6.03 of the CEH Disclosure; or (iii) with the consent by GSCAC (which consent shall not be unreasonably withheld, conditioned or delayed), CEH shall use commercially reasonable efforts not to permit any Project Company to:

(i) create any Lien (other than a CEH Permitted Lien) against any of the Assets of any Project Company;

(ii) grant any material waiver of any material term under, or give any material consent with respect to, any CEH Material Contract other than in the ordinary course of business;

(iii) sell, transfer, convey or otherwise dispose of any material Assets of a Project Company outside of the ordinary course of business;

(iv) other than Indebtedness incurred in the ordinary course of business, pursuant to the CEH Material Contracts or pursuant to Section 6.05, incur, create, assume or otherwise become liable for any Indebtedness;

(v) except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business of any Project Company;

(vi) fail to maintain its limited liability company, limited partnership or corporate existence, as applicable, or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(vii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its Equity Securities other than Permitted Refinancing Equity Securities;

(viii) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(ix) purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

(x) enter into, terminate or materially amend any CEH Material Contract or any other Contract that would be a CEH Material Contract if entered into prior to the date hereof (other than any CEH Material Contract (A) entered into, terminated or amended in the ordinary course of business that will be performed prior to Closing, (B) described on Schedule 6.03 of the CEH Disclosure Schedule, or (C) entered into, terminated or amended in the ordinary course of business consistent with past practice, provided that  entering into, terminating or amending any Contract described in clause (xv) or (xvi) of Section 4.14 shall not be permitted pursuant to this clause (x));

(xi) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting, (D) materially amend any Tax Returns or file claims for material Tax refunds, (E) enter any material closing agreement, (F) settle any material Tax claim, audit or assessment, or (G) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, other than in the case of clauses (A) through (G) in the ordinary course of business ;

(xii) amend any of their respective Charter Documents (other than the amendment to the CEH LLC Agreement contemplated by Section 6.15);

(xiii) waive, release or assign any material rights, claims or benefits of any Project Companies other than in the ordinary course of business;

(xiv) enter into any Contract that will, after the Closing Date, restrict in any material respect any Project Companies, any GSCAC Party or any of their respective Affiliates, from engaging or competing in its line of Business or in any location;

(xv) materially increase the compensation, bonus or other benefits payable to any director, officer or employee of the Project Companies other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(xvi) enter into, establish, adopt or amend in any material respects any Benefit Plan, or any trust agreement (or similar arrangement) related thereto, or pay any pension or retirement allowance not required by an existing Benefit Plan or accelerate the vesting of, or the lapsing of restrictions on, any rights pursuant to a Benefit Plan, in respect of any director, officer or employee except (1) as may be required by applicable Law, including but not limited to Section 409A of the Code, (2) as required by previously disclosed contractual obligations existing as of the date hereof (3) annual renewals of such Benefit Plans or (4) amendments in the ordinary course of business consistent with past practice that do not materially increase benefits or result in increased administrative costs;

(xvii) settle, or offer or propose to settle, any pending or threatened material Claim or Proceeding involving or against the Project Companies or any of their respective officers or directors or that relates to any Transactions, other than in the ordinary course;

(xviii) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, CEH may permit the Project Companies to take commercially reasonable actions with respect to (i) emergency situations affecting the operations of the Project Companies (excluding CEH) (including forced outages) or (ii) regulatory requirements and/or other requirements of Law, and CEH shall, upon receipt of notice of any such actions, promptly inform GSCAC of any such actions taken outside the ordinary course of business.

(b) During the Interim Period, if CEH wishes to take, or permit any other Project Company to take, any action in connection with operating, maintaining, developing or managing the Batesville Project or the La Paloma Project in accordance with prudent industry practice (or any action or activity related or incidental to the foregoing) and such action is otherwise prohibited by Section 6.03(a), CEH may deliver written notice of such action to GSCAC, which notice shall include a statement that such notice is being delivered pursuant to this Section 6.03(b) and shall specify in reasonable detail such action and the basis for CEH’s determination that such action is in accordance with prudent industry practice.  Upon receipt of such written notice with respect to a requested action, GSCAC shall have the right to terminate this Agreement in accordance with Article IX by delivering written notice of such termination to CEH on or prior to the fifth Business Day following GSCAC’s receipt of such written notice relating to such action.  If GSCAC does not terminate this Agreement in accordance with the immediately preceding sentence on or prior such fifth Business Day, then GSCAC shall be deemed to have consented to such requested action without any requirement for written consent thereto or any other action by any Party.

(c) During the Interim Period, except (i) as required by the Transaction Documents or to comply with applicable Law; (ii) as set forth in Schedule 6.03 of the GSCAC Disclosure Schedule; or (iii) with the consent of CEH (which consent shall not be unreasonably withheld, conditioned or delayed), GSCAC shall not, and shall not permit any of the GSCAC Parties to:

(i) create any Lien (other than a GSCAC Permitted Lien) against any of its Assets;

(ii) (A) grant any material waiver of any material term under, or give any material consent with respect to, any GSCAC Material Contract, or (B) spend any cash held in the Trust Account prior to the Closing; provided, in each case, that the foregoing restrictions shall not apply to or restrict the GSCAC Parties’ ability to spend, commit to spend, or incur liabilities (i) to pay any expenses, incurred by any GSCAC Party in connection with the Transactions or other expenses incurred by GSCAC in the ordinary course of business (taking into account that GSCAC is a special-purpose acquisition company) (ii) to comply with applicable Laws, (iii) in accordance with Contracts to which a GSCAC Party is a party as of the date of this Agreement, (iv) to comply with any GSCAC Party’s obligations under any Transaction Documents or (v) to pay tax obligations using funds from the Trust Fund as contemplated by its Trust Agreement;

(iii) except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice;

(iv) fail to maintain its limited liability company or corporate existence, as applicable, or merge, consolidate with any other Person or acquire all or any substantial portion of the Assets of any other Person;

(v) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its Equity Securities;

(vi) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations, restructure, recapitalize or otherwise reorganize;

(vii) purchase any securities of any Person, except as permitted by the Trust Agreement;

(viii) make any material election with respect to Taxes;

(ix) amend or modify its Charter Documents;

(x) acquire or redeem, directly or indirectly, or amend any of its securities;

(xi) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except in connection with the exercise of conversion rights by GSCAC stockholders pursuant to Article Sixth of GSCAC’s Amended and Restated Certificate of Incorporation;

(xii) settle or compromise any pending or threatened material Proceeding involving or against any GSCAC Party or any of their respective officers or directors;

(xiii) incur, create, assume or otherwise become liable for Indebtedness;

(xiv) amend or otherwise modify any agreement relating to the Trust Account; or

(xv) agree or commit to do any of the foregoing.

Section 6.04   La Paloma Tag Along Offer.  GSCAC shall, within 20 Business Days (as such time period may be extended with the consent of GSCAC and CEH) after the date of this Agreement, deliver to each LP Minority Holder a binding written offer to be held open for at least 20 Business Days to exchange such LP Minority Holder’s LP Minority Units for the LP Minority Exchange Consideration applicable to such Holder’s LP Minority Units, which offer shall be substantially in the form of Exhibit O and in accordance with the provisions of Article IV of the limited liability company agreement of La Paloma Acquisition (the “La Paloma LLC Agreement”).  GSCAC (i) shall promptly inform CEH of any communication from or to, and any proposed understanding or agreement with, any LP Minority Holder with respect to such offer and/or exchange and (ii) shall promptly provide to CEH reasonable detail of the terms, conditions and other provisions with respect thereto.  The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement (but without limiting Section 7.04), none of (A) the acceptance or rejection by all or any portion of the LP Minority Holders of such offer described above, (B) any matter in dispute regarding the price or conversion amount with respect to such offer, (C) any negotiations, documentation or approvals to purchase the LP Minority Holders’ membership interests in La Paloma Acquisition, or (D) the consummation or failure to consummate for any reason the exchange contemplated by the form of LP Minority Exchange Agreement attached as Exhibit O of all or any portion of the LP Minority Holders’ membership interests in La Paloma Acquisition shall in any case constitute a failure of a condition to be satisfied under Article VII or impair, delay or otherwise affect the Closing of the transactions contemplated by this Agreement.  CEH and GSCAC each agree to use commercially reasonable efforts and to act in good faith to take, or cause to be taken all actions reasonably necessary to cause the provisions of Article IV of the La Paloma LLC Agreement to be complied with in connection with the offer contemplated by this Section 6.04 and the consummation of the transactions contemplated by such offer.

Section 6.05   Recapitalization; Distributions.  Notwithstanding anything in this Agreement to the contrary, during the Interim Period:

(a) CEH may, and may cause any Project Company to, incur debt for borrowed money or issue Equity Securities of CEH, in each case in exchange for, or the proceeds of which will be used solely to refinance, all or any portion of the principal, interest and other amounts payable in respect of the JPM Debt and to pay fees and expenses incurred in connection with such refinancing or issuance of Equity Securities, without the consent of GSCAC except as provided below.  CEH agrees to deliver to GSCAC prompt written notice advising GSCAC of the material terms and conditions of any potential Permitted Refinancing Transaction that CEH is seriously considering; and CEH agrees to keep GSCAC reasonably informed on a current basis of the status and details and any material developments in respect of any such potential Permitted Refinancing Transaction, including furnishing drafts of any written termsheets and (to the extent such drafts reflect such material developments) definitive agreements on a timely basis.

(i) CEH agrees that:

(A) the principal amount of any such debt for borrowed money shall not exceed the sum of the aggregate outstanding principal amount, plus all accrued but unpaid interest and other amounts payable in respect of the JPM Debt, plus any fees or expenses incurred in connection with such refinancing;

(B) the outstanding principal amount of, together with all accrued but unpaid interest on, such debt for borrowed money must be prepayable at Closing at the option of CEH; and

(C) any such Equity Securities shall, at the Effective Time, by their terms and pursuant to Section 3.01(a), be cancelled and automatically converted solely into a portion of the CEH Group Merger Consideration in accordance with Section 3.01(a), Section 3.01(f) and Exhibit F, without any modification or amendment to this Agreement.

(ii) CEH agrees that it will not enter into any definitive agreement on or prior to September 15, 2008 with respect to any incurrence of debt for borrowed money or issuance of Equity Securities in exchange for, or the proceeds of which are to be used to refinance any principal, interest or other amount payable in respect of the JPM Debt unless CEH shall have obtained the prior written consent of GSCAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(iii) If CEH or any Project Company proposes to enter into any definitive agreement at any time after September 15, 2008 with respect to any incurrence of debt for borrowed money or issuance of Equity Securities in exchange for, of the proceeds of which are to be used to refinance, any principal, interest or other amount payable in respect of the JPM Debt, then CEH agrees to deliver to GSCAC copies of any final termsheet and the proposed definitive agreements and such notice shall specify that it is being delivered pursuant to this Section 6.05(a)(iii).  Upon receipt of such notice, GSCAC shall have the right to terminate this Agreement in accordance with Article IX by delivering written notice of such termination to CEH on or prior to the fifth Business Day following GSCAC’s receipt of such notice relating to such proposal.  If GSCAC does not terminate this Agreement in accordance with the immediately preceding sentence on or prior to such fifth Business Day, then GSCAC shall be deemed to have consented to the incurrence of such debt or issuance of such Equity Securities and the execution and delivery by CEH and/or any Project Company of such definitive documents and this Agreement shall be deemed to be automatically amended and modified to permit such requested action without any requirement for written consent thereto or any other action by any Party.

(iv)  If any of the material final terms or conditions of any such debt for borrowed money or issuance of such Equity Securities differs in any material respects from the provisions of the proposal delivered pursuant to Section 6.03(a)(iii), CEH shall again provide written notice pursuant to Section 6.03(a)(iii) and GSCAC shall again have a right to terminate this agreement pursuant to and in accordance with Section 6.03(a)(iii).

(b) CEH shall not, directly or indirectly, pay any cash or other dividends or make any cash or other distributions to any of their respective members at any time prior to the Closing, except CEH may make cash distributions to its members in respect of their assumed income tax liability as provided in the CEH LLC Agreement.

Section 6.06   Insurance.  CEH shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 6.06 of the CEH Disclosure Schedule until the Closing.

Section 6.07   Casualty and Condemnation.

(a) If during the Interim Period any of the Purchased Assets are damaged or destroyed by any casualty event or are taken by any condemnation event, then CEH shall prepare (or if GSCAC objects to CEH’s estimate within 5 Business Days after receipt of such estimate, CEH shall request that a qualified independent firm reasonably acceptable to CEH and GSCAC prepare) within 15 to 45 days following such event (as such number of days is requested by CEH) (i) in the case of such a casualty event, the sum of (A) the cost of restoring the Purchased Assets damaged or destroyed by such event to a condition reasonably comparable to their condition immediately prior to such casualty event plus (B) the amount of any lost profits with respect to such Purchased Assets reasonably expected to accrue after Closing as a result of such casualty event, or (ii) in the case of such a condemnation event, the condemnation value therefor, in the case of clauses (i) and (ii) net of and after giving effect to (without duplication) (1) any insurance, condemnation award or other third party proceeds reasonably expected to be available to the applicable Project Company for such event, (2) any amounts expended by the applicable Project Company prior to Closing to restore damage caused by such casualty event and (3) adjustments relating to such casualty event or condemnation event that result in a reduction to the Designated Cash Account Balances that would otherwise exist at Closing (as applicable, such estimate being a “Casualty Estimate”).  Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing is expected to occur prior to the end of the 15 to 45 day period referenced above (as such number of days is requested by CEH pursuant to the first sentence of this Section), then the determination of such Casualty Estimate shall not delay, impair or otherwise affect the Closing except that the Closing Date shall be extended, if necessary, to the earlier of (x) third Business Day after such Casualty Estimate is made and (y) the 5th day following the 15 to 45 day period (as requested by CEH pursuant to the first sentence of this Section 6.07) following such casualty event or condemnation event.

(b) If the Casualty Estimate with respect to all such casualty or condemnation events is greater than $3,000,000 but does not exceed $25,000,000, then the LP Enterprise Value (in the case of a Casualty Estimate with respect to the La Paloma Project) or the BV Enterprise Value (in the case of a Casualty Estimate with respect to the Batesville Project) set forth on Exhibit F shall be reduced by an amount equal to such Casualty Estimate minus $3,000,000, in which case CEH and its Affiliates shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing.

(c) If the Casualty Estimate with respect to all such casualty or condemnation events is greater than $25,000,000, GSCAC may, by written notice to CEH before the expected Closing Date, elect to (i) reduce the LP Enterprise Value (in the case of a Casualty Estimate with respect to the La Paloma Project) or the BV Enterprise Value (in the case of a Casualty Estimate with respect to the Batesville Project) set forth on Exhibit F by an amount equal to such Casualty Estimate minus $3,000,000, in which case CEH and its Affiliates shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing, or (ii) terminate this Agreement; provided, however, that if GSCAC does not elect to terminate this Agreement as provided in this sentence, then CEH may, by written notice to GSCAC on or before the expected Closing Date (or, if later, 50 days after the date of such casualty or condemnation event but prior to the Closing Date), terminate this Agreement in accordance with Article IX.

(d) If the Casualty Estimate with respect to all such casualty or condemnation events is $3,000,000 or less, (i) neither GSCAC nor CEH shall have the right or option to terminate this Agreement as a result of such casualty or condemnation event, (ii) there shall be no reduction in the amount of the LP Enterprise Value or the BV Enterprise Value set forth on Exhibit F with respect to such casualty or condemnation event; and (iii) such casualty or condemnation event shall not delay, impair or otherwise affect the Closing; and (iv) there shall be no liability for GSCAC, CEH or any of their respective Affiliates hereunder due to such casualty or condemnation event.

Section 6.08   Tax Matters.

(a) Except as provided in this Section 6.08(a), GSCAC shall prepare and file (or cause to be prepared and filed) all Tax returns relating to any Project Company that are required to be filed after the Closing Date.  With respect to any income Tax returns covering a taxable period ending on or before the Closing Date that are required to be filed after the Closing Date with respect to any Project Company (other than Batesville Investor I, Batesville Investor II, LSP Energy, Inc. and LSP Batesville Funding Corporation) CEH shall cause such Tax returns to be prepared and filed with the appropriate Taxing Authority.  GSCAC agrees to cause the income, gain, loss and deduction of CEP Batesville Acquisition for the taxable year that includes the Closing Date to be allocated between CEH and GSCAC under Section 706 of the Code using a closing of the books on the Closing Date.

(b) After the Closing, GSCAC shall grant or cause the Project Companies to grant to CEH (or its respective designees) access at all reasonable times to all of the information, books and records relating to the Project Companies within the possession of GSCAC (including workpapers and correspondence with Taxing Authorities) and to the employees of the Project Companies, and shall afford CEH (or its designees) the right (at CEH’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit CEH (or its designee) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.  After the Closing, CEH and GSCAC will preserve (and GSCAC will cause all Project Companies to preserve) all information, records or documents in their respective possessions relating to liabilities for Taxes of the Project Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that no Party shall dispose of any of the foregoing items without first offering such items to the other Parties.  GSCAC agrees to make the election referred to in Section 754 of the Code with respect to Holdco Sub and any entities taxable as partnerships for federal income tax purposes in which it has a direct or indirect interest.  The Parties understand that the transactions contemplated by this Agreement will give rise to special allocations under Section 704(c) of the Code (or to analogous “reverse 704(c) allocations”) and agree that, with respect to such allocations, Holdco Sub will utilize “remedial method” for allocations with respect to contributed property subject to Code Section 197 and the “traditional method with curative allocations” for all other items of property, pursuant to Section 1.704-3 of the Treasury Regulations and will apply consistent principles with respect to any assets held by any lower tier partnerships.

(c) GSCAC, CEH and Holdco Sub intend that for federal income tax purposes the Merger will be treated as follows: (i) the formation of Holdco Sub as a new partnership, (ii) for GSCAC, a contribution to Holdco Sub of the assets described in Section 2.07(b) in exchange for Holdco Class A Units, (iii) for the holders of CEH Units other than the Specified CEH E-Units, a contribution of the CEH Units described in Section 3.01(a) to Holdco Sub in exchange for the CEH Group Merger Consideration, (iv) for the holders of the Specified CEH E-Units, a transfer of such CEH Units to Holdco Sub in exchange for the Specified CEH E-Unit Consideration, and (v) for  Holdco Sub, (A) the receipt of the assets described in Section 2.07(b) as a contribution from GSCAC in exchange for Holdco Class A Units, and (B) the acquisition of the assets and liabilities of CEH in exchange for the CEH Group Merger Consideration and the Specified CEH E-Unit Consideration.  GSCAC, CEH and Holdco Sub each agree to file all Tax Returns consistent with this Section 6.08(c) for all Tax purposes unless otherwise required by Law.

Section 6.09   Proxy Statement; Special Meeting.

(a) As promptly as practicable after the execution of this Agreement and GSCAC’s receipt from CEH of any information regarding the Project Companies that is required to be included in the Proxy Statement, GSCAC will prepare and file a preliminary Proxy Statement with the SEC; provided that GSCAC shall furnish a draft of such preliminary Proxy Statement to CEH and give CEH and its legal counsel a reasonable opportunity to review such draft prior to filing the preliminary Proxy Statement with the SEC and shall accept all reasonable additions, deletions or changes suggested by CEH in connection therewith.  GSCAC shall promptly notify CEH of the receipt of any comments of the SEC staff with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CEH as promptly as reasonably practicable, copies of all written correspondence between GSCAC or any representative of GSCAC and the SEC with respect to the Proxy Statement.  If comments are received from the SEC staff with respect to the Proxy Statement, GSCAC shall respond as promptly as reasonably practicable after its receipt from CEH of any information regarding the Project Companies that is required to address such comments and GSCAC will use its reasonable best efforts to mail the Proxy Statement to its stockholders as soon as reasonably practicable following its approval by the SEC.  GSCAC shall provide CEH and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by CEH in connection therewith.  As promptly as practicable after the execution of this Agreement and GSCAC’s receipt from CEH of any information regarding the Project Companies that is required to be included, GSCAC will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction or any regulations of any exchange on which the common stock, par value $0.001 per share of GSCAC is listed for trading (collectively, the “Other Filings”).  GSCAC will notify CEH promptly of any request by the SEC or its staff or any other governmental officials for amendments or supplements to any Other Filing or for other additional information and will supply CEH with copies of all written correspondence between GSCAC or any of its representatives, on the one hand, and such government officials, on the other hand, with respect to any Other Filing.  GSCAC agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, CEH or GSCAC as the case may be, will promptly inform the other Party of such occurrence and cooperate in filing with the SEC or any other government officials, and/or mailing to GSCAC Stockholders, such amendment or supplement.  The Proxy Statement will be sent to the GSCAC Stockholders for the purpose of soliciting proxies from GSCAC Stockholders to vote in favor of (i) the Initial Business Combination contemplated by this Agreement, (ii) the issuance and sale of the GSCAC Class B Common Stock and the GSCAC Class A Common Stock (including GSCAC Class A Common Stock into which the Holdco Class B Common Units may be exchanged); (iii) the adoption of the GSCAC Plan; and (iv) the amendments to the Certificate of Incorporation of GSCAC as required so that the Certification of Incorporation of GSCAC can be amended and restated in substantially the form set forth on Exhibit D (the matters described in clauses (i) through (iv), the “Voting Matters”).

(b) As soon as practicable after mailing the Proxy Statement to the GSCAC Stockholders, GSCAC shall call, convene and hold a meeting of the GSCAC Stockholders (the “GSCAC Stockholders’ Meeting”) and solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.  GSCAC’s obligation to call, convene and hold such meeting shall not be affected by any Change in Recommendation by the GSCAC Board unless this Agreement is terminated by CEH pursuant to Article IX.  Notwithstanding anything to the contrary contained in this Agreement, GSCAC shall adjourn or postpone the GSCAC Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the GSCAC Stockholders or, if as of the time for which the GSCAC Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of GSCAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

(c) CEH agrees to use reasonable best efforts to provide GSCAC with all information concerning the Project Companies as is reasonably requested by GSCAC for the information concerning the Project Companies in the Proxy Statement to comply with all applicable provisions of and rules under the Exchange Act or requirements of AMEX in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the GSCAC Stockholders’ Meeting or as may be reasonably required to respond to any comment of the SEC.  GSCAC shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the GSCAC Stockholders, and as of the date of the GSCAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that GSCAC shall not be responsible for ensuring that any information furnished by CEH in writing for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).  With respect to the information furnished by CEH in writing with respect to the Project Companies for inclusion in the Proxy Statement, CEH shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the GSCAC Stockholders, and as of the date of the GSCAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that CEH shall not be responsible for ensuring that any information furnished by a GSCAC Party in writing for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

(d) Subject to Section 6.13 but without limiting Section 6.09(b), the GSCAC Board shall recommend that the GSCAC Stockholders vote in favor of approval of the Transactions and the other Voting Matters, and GSCAC, acting through its board of directors, shall include in the Proxy Statement such recommendation, and shall otherwise use all reasonable best efforts to obtain the Requisite Shareholder Approval.

(e) CEH agrees to use reasonable best efforts to obtain a “comfort letter” in form and substance reasonably satisfactory to GSCAC from UHY Mann, Frankfort Stein & Lipp,

independent public accountants to CEH, with respect to the financial statements of any Project Company included in any preliminary or definitive Proxy Statement filed with the SEC.

Section 6.10   Directors and Officers of GSCAC and Subsidiaries after Merger.  GSCAC and CEH shall take all necessary action so that the persons listed on Schedule 6.10 of the CEH Disclosure Schedule are elected to the positions of officers and directors of GSCAC, Holdco Sub, Holdco Sub2 and CEH, as set forth therein, to serve in such positions effective immediately after Closing.

Section 6.11   Public Disclosure.  The Parties agree that no public release or announcement concerning this Agreement or the Transactions shall be issued by any Party or any of their respective Affiliates or any of their respective Representatives without the prior consent of GSCAC and CEH, unless such Party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange or trading system.  If any Party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange or trading system, to make this Agreement and the terms of the Transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure and give the other Party reasonable time to comment on such release or announcement in advance of such issuance.  This provision will not apply to communications by any Party to any of its counsel, accountants and other professional advisors or its directors, officers, partners, members, equityholders, or employees.  As promptly as practicable after the date of this Agreement, GSCAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act (which Current Report shall be in form and substance reasonably satisfactory to CEH) to report the execution of this Agreement.  Promptly following the date of this Agreement, GSCAC and CEH shall also prepare and issue a joint press release announcing the execution of this Agreement in form and substance reasonably satisfactory to GSCAC and CEH.

Section 6.12   D&O Insurance.  Prior to the Closing Date, CEH shall purchase an extended reporting period endorsement under CEH’s existing directors’ and officers’ liability insurance coverage for CEH’s directors and officers in a form acceptable to CEH that shall provide such directors and officers with coverage for 6 years following the Closing Date of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising from facts and events that occurred prior to the Closing Date.  If GSCAC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer or conveys all or substantially all of its properties or assets to any Person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of GSCAC assume the obligations set forth in this Section 6.12.  The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of CEH for all periods ending on or before the Closing Date and may not be changed without the consent of the CEH Founders.

Section 6.13   Exclusivity.  (a) Except in connection with a Permitted Refinancing Transaction or a Permitted CEH Strategic Discussion, and without limiting the other provisions of this Agreement, in order to induce each Party to enter into this Agreement, none of the

GSCAC Parties or CEH, or their respective Affiliates or Representatives, shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about themselves, or otherwise assist, facilitate or encourage, any Person or group (other than Parties to this Agreement, or their authorized Representatives) concerning any proposal for a merger, sale or purchase of substantial assets, sale or purchase of shares of capital stock or other securities, recapitalization or other business combination transaction involving a GSCAC Party or any Project Companies on the one hand and any third party on the other hand.  Each of the GSCAC Parties and CEH agrees, and CEH agrees to cause the Project Companies, to instruct their respective Representatives not to take any action contrary to the provisions of the previous sentence.  Each of the GSCAC Parties and CEH agrees, and CEH agrees to cause the Project Companies, to immediately halt any such discussions with any third parties regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the Transactions.  GSCAC and CEH will notify the other immediately in writing if such Party becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, the GSCAC Parties or Project Companies as described above.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Approval and subject to compliance with this Section, the GSCAC Board may make a Change in Recommendation if GSCAC receives an unsolicited Acquisition Proposal that the GSCAC Board determines in good faith, after taking into account relevant legal, financial, regulatory, transaction timing and certainty of consummation and other aspects of such proposal would, if consummated in accordance with its terms, constitute an Acquisition Proposal that the Board of Directors of the Company determines in good faith will be more favorable and provide greater value to GSCAC’s stockholders than the Transactions (taking into account any proposal by CEH to amend the terms of the this Agreement), or if the GSCAC Board otherwise determines in good faith (after consultation with outside counsel) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(b) With respect to any Permitted CEH Strategic Discussions, CEH shall not, and shall not permit any other Project Company or any of their respective Representatives to, enter into any Contract or otherwise make any commitments in connection with any such discussions (other than a confidentiality agreement on customary terms), except with the consent of GSCAC, and CEH agrees to keep GSCAC reasonably informed on a current basis of the status and details and any material developments in any such discussions.

Section 6.14   Control of Operations.  Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party’s operations prior to the Closing.  Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.15   Amendments of Charter Documents.  At the Closing, (a) GSCAC shall (i) amend its certificate of incorporation, substantially in the form of Exhibit D, with such changes therein as may be approved by GSCAC and CEH, (ii) amend its bylaws, substantially in the form of Exhibit E, with such changes therein as may be approved by GSCAC and CEH, and (b) the Parties shall (or, where applicable, shall cause their respective subsidiaries to) execute and deliver amendments to the Charter Documents described in Section 2.05.  On or prior to the

Closing Date, CEH shall execute and deliver the Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit P and to be effective immediately prior to the Closing.

Section 6.16   Additional Agreements.  To the extent not finalized prior to the date hereof, the Parties shall use their reasonable best efforts to finalize the Additional Agreements as soon as reasonably practicable following the date hereof.

Section 6.17   Consent of CEH Unitholders.  Simultaneously with the execution of this Agreement, (a) CEH has provided to GSCAC the CEH Unitholder Consent and Release Agreement attached as Exhibit M, executed by each holder of CEH Units entitled to vote on this Agreement in accordance with the Charter Documents of CEH, and (b) GSCAC has provided to CEH the Amendment to Founders’ Registration Rights Agreement attached as Exhibit O, executed by GSCAC, GSC Secondary Interest Fund, LLC, James K. Goodwin, and Richard A. McKinnon.

Section 6.18   Notice of Certain Events.

(a) GSCAC shall promptly (and in any event no later than 3 Business Days) notify CEH if there has been a Change in Recommendation.

(b) GSCAC and CEH each agrees to promptly notify the other if such Party believes (1) in the case of GSCAC, that it is likely that the closing conditions in Sections 8.01 or 8.02 will not be satisfied and (2) in the case of CEH, that it is likely that the closing conditions in Sections 7.01 and 7.02 will not be satisfied.

(c) CEH agrees to notify GSCAC promptly if coverage has been denied or disputed in any material respect by any underwriters of insurance policies or bonds material to any Project Companies or in respect of which any such underwriters has reserved its rights in connection with a material claim pending under any of such insurance policies or bonds.

Section 6.19   Fulcrum Exchange Offer.  Notwithstanding anything in this Agreement to the contrary during the Interim Period GSCAC agrees to deliver to Fulcrum a binding written offer to be held open for at least 20 Business Days to exchange all of Fulcrum’s membership interests in CEP Batesville Holding for the Fulcrum Exchange Consideration on terms and conditions substantially similar to those set forth in Exhibit O (excluding any such terms and conditions relating to the La Paloma LLC Agreement).  Each Party shall promptly inform the other of any communication from or to, and any proposed understanding or agreement with, Fulcrum with respect to such offer and/or exchange.  The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, none of (A) the acceptance or rejection by Fulcrum of such offer described above, (B) any matter in dispute regarding the price or exchange consideration with respect to such offer, (C) any negotiations, documentation or approvals to purchase Fulcrum’s membership interests in CEP Batesville Holding, or (D) the consummation or failure to consummate for any reason the exchange contemplated by this Section shall in any case constitute a failure of a condition to be satisfied under Article VII or impair, delay or otherwise affect the Closing of the transactions contemplated by this Agreement.

Section 6.20   Amendments of CEH Disclosure Schedule.  During the Interim Period, CEH may at its option supplement, amend or update the CEH Disclosure Schedules as necessary to complete, supplement or correct any information in such Schedules or in any representation or warranty in Article IV by delivering to GSCAC a copy of such amendment, supplement or update together with a notice that such document is being delivered pursuant to this Section 6.20.  Upon receipt of such notice and such amendment, supplement or update, GSCAC shall have the right to review any such amendments, supplements and updates for a period of five Business Days after receipt thereof.  GSCAC shall have the right to terminate this Agreement in accordance with Article IX, if the condition to closing set forth in Section 7.01 would not be satisfied if such amendments, supplements and updates together with all other amendments, supplements and updates previously delivered by CEH during the Interim Period were not effective, by delivering to CEH written notice of such termination on or prior to the fifth Business Day following GSCAC’s receipt of the applicable notice from CEH.  If GSCAC does not terminate this Agreement in accordance with the immediately preceding sentence on or prior to such fifth Business Day, then the CEH Disclosure Schedule shall be deemed to be automatically modified by such amendment, supplement or update without any requirement for written consent thereto or any other action by any Party.

Section 6.21   Termination of Certain Services and Contracts.  Notwithstanding anything in this Agreement to the contrary, at or prior to Closing, CEH shall, or shall cause the relevant Project Company to, terminate effective upon Closing each employment contract entered into prior to the date of this Agreement between CEP OpCo and a CEH Founder without any payment obligation as a result of such termination that is not satisfied in full by CEH at Closing.

Section 6.22 Certain Accounts.  During the Interim Period, CEH shall, and shall cause the Project Companies to, operate their respective bank accounts (including the Designated Accounts) and to make all deposits of cash and cash equivalents therein and all payments therefrom, in each case, in accordance with (a) the Project Financing Documents, (b) the Trust Indenture, (c) the Existing Holdco Credit Agreement and (d) the TCW 2005 Note Purchase Agreement and in the ordinary course of business consistent with past practice (with each term in clauses (a) through (c) as defined in the TCW Consent).

Section 6.23 Confidentiality.  Prior to the Closing Date and, if this Agreement is terminated, for two years following the date of such termination, CEH and its Affiliates will instruct their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the GSCAC Parties furnished to CEH or any of its Affiliates or Representatives in connection with the transactions contemplated by the Transaction Documents, except to the extent that such information is (i) known on a nonconfidential basis by CEH, (ii) in the public domain through no fault of CEH or any of its Representatives or (iii) lawfully acquired by CEH or any of its Representatives from sources other than the GSCAC Parties; provided that CEH may disclose such information to its Representatives in connection with the transactions contemplated by the Transaction Documents, so long as such Persons are informed by CEH of the confidential nature of such information and are directed by CEH to treat such information confidentially.  CEH shall be responsible for any breach of this Section 6.23 by such Persons.  The obligation of CEH and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 6.24 Trust Account.  GSCAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at Closing in accordance with Section 2.07(a) and (b).

ARTICLE VII

GSCAC’S CONDITIONS TO CLOSING

The obligation of the GSCAC Parties to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by GSCAC in its sole discretion):

Section 7.01   Representations and Warranties.  The representations and warranties of CEH contained in this Agreement and in any certificate or other writing delivered by CEH pursuant hereto (A) that are qualified by materiality or CEH Material Adverse Effect shall be true at and as of the Closing Date (immediately prior to the Closing) as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true at and as of such earlier date), and (B) that are not qualified by materiality or CEH Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true in all material respects at and as of such earlier date) (and, for purposes of clauses (A) and (B), the reference to “as of the date of this Agreement” in the lead in to Article IV, which precedes Section 4.01, shall be disregarded).

Section 7.02   Performance.  CEH shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement or the other Transaction Document to be performed or complied with by CEH at or before the Closing.

Section 7.03   Officer’s Certificate.  CEH shall have delivered to GSCAC at the Closing an officer’s certificate, dated as of the Closing Date, as to the matters set forth in Sections 7.01 and 7.02.

Section 7.04   Orders and Laws.  There shall not be any Proceeding threatened or filed by any Person (other than the GSCAC Parties or any of their respective Affiliates) seeking to restrain, enjoin or otherwise prohibit, or any Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions.

Section 7.05 Consents and Approvals.

(a) The GSCAC Approvals and the CEH Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to the GSCAC Approvals shall have occurred; provided, however, that the absence of any request for rehearing or appeal and the expiration of any request for rehearing or appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(b) Any applicable waiting period under the HSR Act with respect to filings made by the holders of the TCW Debt in accordance with the terms of the TCW Consent shall have expired or been terminated.

Section 7.06   JPM Debt.  The applicable Project Companies shall have delivered, or caused to be delivered, to GSCAC at or prior to the Closing a payoff letter with respect to the JPM Debt indicating that upon payment of an amount not exceeding $123,000,000 (which amount may exceed $123,000,000 only to the extent any such excess is funded at the Closing by some means other than the cash contributed to CEH pursuant to Section 2.07(c)), all Indebtedness and other obligations under or in respect of the JPM Debt shall be discharged in full and all Liens securing any JPM Debt shall be released, and pursuant to which JPM shall agree to execute, or authorize the filing of, UCC termination statements and such other documents or endorsements necessary to release of record such Liens; or, if requested by GSCAC, a payoff letter with respect to any Permitted Refinancing Indebtedness indicating the payment required to repay all principal, interest and other amounts payable in respect of such Permitted Refinancing Indebtedness.

Section 7.07   TCW Debt.  The TCW Consent shall be a valid and binding agreement of each of Agent, the Note Holders and Option Holders (each as defined therein), no such Person shall have asserted in writing that the TCW Consent is not for any reason a valid and binding agreement of any Person party thereto and each such Person shall have executed and delivered the TCW 2008 Note Purchase Agreement and any related agreements to which it is a party.

Section 7.08   Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

Section 7.09   No CEH Material Adverse Effect.  There shall not have occurred and be continuing as of the Closing Date any CEH Material Adverse Effect.

Section 7.10   Project Company Indebtedness.  There shall be no default (whether with the giving of notice, or lapse of time or both) with respect to any payment obligation or financial covenant under any material Indebtedness of any Project Company (other than any such Indebtedness that is being repaid or satisfied in connection with Closing).

Section 7.11   Additional Agreements.  To the extent not executed and delivered on or prior to the date hereof, each of the Additional Agreements (other than the LP Minority Exchange Agreement) shall have been executed and delivered by each of the parties to such Additional Agreements other than GSCAC or an Affiliate of GSCAC, as applicable.

Section 7.12   Delivery of TCW Certificate.  The Agent (as defined in the TCW Consent) shall have (i) delivered to GSCAC the “TCW/MS Closing Acknowledgement” required by Section 1 (h)(ii) of the TCW Consent or (ii) confirmed without condition that it shall deliver such “TCW/MS Closing Acknowledgement” upon consummation of the Closing.

ARTICLE VIII

CEH’S CONDITIONS TO CLOSING

The obligation of CEH to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by CEH in its sole discretion):

Section 8.01   Representations and Warranties.  The representations and warranties of GSCAC contained in this Agreement and in any certificate or other writing delivered by GSCAC pursuant hereto (A) that are qualified by materiality or GSCAC Material Adverse Effect shall be true at and as of the Closing Date (immediately prior to the Closing) as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true at and as of such earlier date), and (B) that are not qualified by materiality or GSCAC Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true in all material respects at and as of such earlier date) (and, for purposes of clauses (A) and (B), the reference to “as of the date of this Agreement” in the lead in to Article V, which precedes Section 5.01, shall be disregarded.

Section 8.02   Performance.  Each GSCAC Party shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement or any other Transaction Document to be so performed or complied with by any GSCAC Party at or before the Closing.

Section 8.03   Officer’s Certificate.  GSCAC shall have delivered to CEH at the Closing a certificate of an officer of GSCAC, dated as of the Closing Date, as to the matters set forth in Section 8.01 and Section 8.02.

Section 8.04 Orders and Laws.  There shall not be any Proceeding threatened or filed by a Person (other than CEH or any of its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions.

Section 8.05   Consents and Approvals.

(a) The CEH Approvals and GSCAC Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to the CEH Approvals shall have occurred; provided, however, that the absence of any request for rehearing or appeal and the expiration of any request for rehearing or appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(b) Any applicable waiting period under the HSR Act with respect to filings made by the holders of the TCW Debt in accordance with the terms of the TCW Consent shall have expired or been terminated.

Section 8.06   Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

Section 8.07   Additional Agreements.  To the extent not executed and delivered on or prior to the date hereof, each of the Additional Agreements (other than the LP Minority Exchange Agreement) shall have been executed and delivered by each of the parties to such Additional Agreements other than CEH or an Affiliate of CEH, as applicable.

Section 8.08   Directors’ and Officers’ Liability Insurance.  GSCAC shall have in full force and effect directors’ and officers’ liability insurance with terms and conditions at least as favorable to the insured as those directors’ and officers’ liability insurance policies maintained by CEH as of the date of this Agreement.

Section 8.09   Officers and Directors.

(a) The Persons listed on Schedule 8.09(a) of the CEH Disclosure Schedule shall have resigned from all of their positions and offices with GSCAC, Holdco Sub, Merger Sub and Holdco Sub2.

(b) The Persons listed on Schedule 6.10 of the CEH Disclosure Schedule shall have been elected to the positions of officers and directors of GSCAC, Holdco Sub, Holdco Sub2 and the Surviving Entity, as set forth therein, to serve in such positions effective immediately after the Closing.

Section 8.10   Trust Account.  GSCAC shall have at least $188,000,000 in the Trust Account, before giving effect to any payment of the Conversion Amount, if any, but after giving effect to all payments to be made from the Trust Account or by GSCAC in connection with (a) payments to the underwriters of its initial public offering in the amount of the Deferred Underwriting Fees, (b) payment of all fees and expenses (including all third party accounting, legal and other professional fees) that are incurred prior to the date hereof in connection with the Transactions or otherwise, and (c) the investment banking fee owed as of Closing by GSCAC to UBS to the extent not paid prior to the Closing.

Section 8.11   No GSCAC Material Adverse Effect.  There shall not have occurred and be continuing as of the Closing Date any GSCAC Material Adverse Effect.

Section 8.12   TCW Debt.  The TCW Consent shall be a valid and binding agreement of each of Agent, the Note Holders and Option Holders (each as defined therein) and GSCAC, no such Person shall have asserted in writing that the TCW Consent is not for any reason a valid and binding agreement of any Person party thereto and each such Person shall have executed and delivered the TCW 2008 Note Purchase Agreement and any related agreements to which it is a party.

Section 8.13   Delivery of TCW Certificate.  The Agent (as defined in the TCW Consent) shall have (i) delivered to GSCAC the “TCW/MS Closing Acknowledgement” required by Section 1 (h)(ii) of the TCW Consent or (ii) confirmed without condition that it shall deliver such “TCW/MS Closing Acknowledgement” upon consummation of the Closing.

ARTICLE IX

TERMINATION

Section 9.01   Termination.  This Agreement may be terminated, as follows:

(a) at any time before the Closing, by CEH or GSCAC, by written notice to the other, in the event that any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction or other Law restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions;

(b) at any time before the Closing, by CEH, by written notice to GSCAC, if any GSCAC Party has materially breached its obligations hereunder or under any Transaction Document and such breach would or does result in the failure of any condition expressly set forth in Article VIII and such breach (other than a breach of GSCAC’s obligations under Section 2.07 which breach shall not have any cure period) has not been cured within 30 days following written notification to GSCAC thereof; provided, however, that if, at the end of such 30 day period, GSCAC is endeavoring in good faith, and proceeding diligently, to cure such breach, GSCAC shall have an additional 30 days in which to effect such cure;

(c) at any time before the Closing, by GSCAC, by written notice to CEH, if CEH or any Project Company has materially breached its obligations hereunder or under any Transaction Document and such breach would or does result in the failure of any condition expressly set forth in Article VII, and such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, CEH is endeavoring in good faith, and proceeding diligently, to cure such breach, CEH shall have an additional 30 days in which to effect such cure;

(d) at any time before the Closing, by GSCAC or CEH, by written notice to the other, if the Closing has not occurred on or before January 31, 2009 (the “Termination Date”) and the failure to Close is not caused by a breach of this Agreement by the terminating Party; provided that if the reason that the Closing shall not have occurred is directly and primarily the result of the failure to obtain on a timely basis the audited balance sheet of La Paloma Genco dated as of December 31, 2005, the Termination Date shall be extended from January 31, 2009 to March 31, 2009;

(e) at any time before the Closing, by GSCAC or CEH pursuant to Section 6.07 (Casualty and Condemnation), by written notice to the other in accordance with such Section;

(f) at any time before the Closing, by GSCAC pursuant to Section 6.05(a) (Recapitalization), by written notice to CEH in accordance with such Section;

(g) at any time before the Closing, by GSCAC pursuant to Section 6.03(b) (Interim Conduct), by written notice to CEH in accordance with such Section;

(h) at any time before the Closing, by GSCAC pursuant to Section 6.20 (Amendments of CEH Disclosure Schedules), by written notice to CEH in accordance with such Section;

(i) by mutual written consent of GSCAC and CEH;

(j) at any time before the Closing, by CEH by written notice to GSCAC, if there shall be a Change in Recommendation;

(k) at any time before the Closing, by CEH or GSCAC, by written notice to the other, if the Requisite Shareholder Approval is not obtained at the GSCAC Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date), provided that GSCAC may not terminate this Agreement pursuant to this clause (k) if it has breached or failed to comply with its obligations under Section 6.09.

Section 9.02   Effect of Termination.  If this Agreement is validly terminated pursuant to Section 9.01, there shall be no liability or obligation on the part of CEH or any of its Affiliates or the GSCAC Parties, and CEH and its Affiliates shall be free immediately to enjoy all rights of ownership of the interests in the Project Companies owned by CEH and its Affiliates and to sell, transfer, encumber or otherwise dispose of any such interests (and/or direct or indirect interests in the Projects) to any Person without any restriction under this Agreement; provided that, notwithstanding the foregoing, (a) if such termination shall result from the (i) willful and knowing failure of a Party to perform a covenant contained in this Agreement (other than any failure by CEH to perform (or cause a Project Company to perform) any covenant in Section 6.03(a) to the extent such failure was necessary or advisable in connection with the operation, maintenance and management of the La Paloma Project or the Batesville Project in accordance with prudent industry practice) or (ii) any willful and knowing breach by a Party of any representation or warranty contained herein, such Party shall be liable for all Losses incurred or suffered by the other Party as a result of such failure or breach and (b) Section 6.23, Section 9.02, Section 10.01, Section 10.03, Section 10.04, Section 10.05 and Article XI (other than Section 11.15) will survive any such termination.

ARTICLE X

LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

Section 10.01   Representations, Warranties, Pre-Closing Covenants and Pre-Closing Agreements Not to Survive.  It is expressly agreed by the Parties that the representations, warranties, pre-Closing covenants and pre-Closing agreements set forth in this Agreement (including in any closing certificate delivered under Article VII or VIII) shall terminate and be of no further force or effect upon the Closing of the transactions contemplated by this Agreement, it being the express intent of the Parties that such representations, warranties, pre-Closing covenants and pre-Closing agreements shall not survive the Closing.  This Section 10.01 shall not limit in any way the survival and enforceability of any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Closing Date, which shall survive the Closing except as expressly provided in this Agreement.

Section 10.02   Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary:

(a) GSCAC shall give written notice to CEH within a reasonable period of time after becoming aware of any breach by any GSCAC Party of any representation, warranty, covenant, agreement or obligation in this Agreement;

(b) CEH shall give written notice to GSCAC within a reasonable period of time after becoming aware of any breach by CEH of any representation, warranty, covenant, agreement or obligation in this Agreement;

(c) Neither CEH nor any of its Affiliates shall have any liability for any breach by CEH of this Agreement except CEH shall, subject to Section 10.01, be liable to GSCAC for all Losses incurred or suffered by a GSCAC Party as a result of (i) the willful and knowing failure of CEH to perform any covenant required by this Agreement to be performed or complied with by CEH at or before Closing (other than any failure by CEH to perform (or cause a Project Company to perform) any covenant in Section 6.03(a) to the extent such failure was necessary or advisable in connection with the operation, maintenance and management of the La Paloma Project or the Batesville Project in accordance with prudent industry practice and CEH complied with the provisions of Section 6.03(b)) if such failure, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 7.02 or (ii) any willful and knowing breach by CEH of any representation or warranty of CEH contained in this Agreement if such breach, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 7.01;

(d) No GSCAC Party nor any of their respective Affiliates shall have any liability for any breach by any GSCAC Party of this Agreement except the GSCAC Parties shall, subject to Section 10.01, be liable for all Losses incurred or suffered by CEH or any Project Company as a result of (i) the willful and knowing failure of any GSCAC Party to perform any covenant required by this Agreement to be performed or complied with by any GSCAC Party at or before Closing if such failure, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 8.02 or (ii) any willful and knowing breach by any GSCAC Party of any representation or warranty of a CEH Party contained in this Agreement if such breach, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 8.01;

(e) CEH shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement; and

(f) the Parties agree that the requirement of any covenant, obligation or agreement of CEH herein or in any Transaction Document to cause La Paloma Acquisition or La Paloma Genco to take any actions shall be limited to a requirement to use commercially reasonable efforts to cause such Person to perform such covenant, obligation or agreement subject to and in accordance with applicable Law.

Section 10.03   Waiver of Other Representations.  (a)  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NO PARTY HERETO NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PROJECTS, THE PROJECT COMPANIES, ANY OF THE ASSETS OF THE PROJECT COMPANIES, THE GSCAC PARTIES, THE TRANSACTIONS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, THE TCW CONSENT, THE UNITHOLDER CONSENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH.  IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NONE OF CEH NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND (II) NONE OF CEH NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY TO ANY GSCAC PARTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PROJECT COMPANIES OR THE PROJECT COMPANIES’ ASSETS.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROJECT COMPANIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND CEH AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PROJECT COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECT COMPANIES AND THEIR ASSETS.

Section 10.04   Waiver of Remedies.

(a)  The Parties hereby agree that no Party nor any of their respective Affiliates shall have any liability, and no Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Sections 9.02 or 11.03 or, to the extent this Agreement has not been terminated, Sections 11.15 or 10.02(c) or (d).

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR

SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S OR ANY SUCH PARTY’S AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED THAT THIS SECTION 10.04(b) SHALL NOT APPLY TO CLAIMS OR LOSSES OF A PARTY RESULTING FROM KNOWING AND WILLFUL BREACHES OF SECTION 6.13 (EXCLUSIVITY).

(c) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, (i) no Representative or Affiliate of CEH (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in CEH) shall have any liability to any GSCAC Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of CEH or any other Project Company in this Agreement, or any certificate delivered pursuant to this Agreement, and (ii) no Representative or Affiliate of any GSCAC Party (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in any GSCAC Party) shall have any liability to CEH or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any GSCAC Party in this Agreement or in any certificate delivered pursuant to this Agreement (other than the GSCAC Parties).

Section 10.05   Jurisdiction; Arbitration.

(a) Prior to the Closing, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement may be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) After the Closing, any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating to this Agreement or in any way relating to the subject matter of this Agreement (each a “Dispute”) must be resolved by binding arbitration.  A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under state or federal statutory or common law.  The validity, construction and interpretation of this

Agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators.  In addition:

(i) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”).  The AAA shall administer the arbitration.  The arbitrators shall resolve any Dispute in accordance with the governing law in Section 11.13 of this Agreement.

(ii) The arbitral tribunal shall be composed of three neutral arbitrators who have never been officers, directors or employees of, or otherwise affiliated in any material respect within the preceding five years with, the Parties or any of their Affiliates.  GSCAC on the one hand and CEH on the other hand shall each appoint one arbitrator and the third arbitrator who shall chair the tribunal shall be selected by such two Party-appointed arbitrators.  In the event that one or both of GSCAC and CEH does or do not appoint an arbitrator, or such Party-appointed arbitrators are unable to agree upon a chair within 14 days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be chosen in accordance with the Rules.

(iii) The hearing will be conducted in New York, NY.  The arbitrators’ decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party or Parties, or an allocation of such costs among the Parties based upon the extent to which each prevails, including the costs of the arbitration (including the fees and expenses of the arbitrators and of the AAA), reasonable attorneys’ fees, expert witness fees and other expenses incurred in connection with the arbitration.  The award shall include pre-judgment interest at a rate of 10% per annum from the date of the breach or default.  Interest shall accrue until the date the award is paid in full.  The arbitrators shall have the power to grant interim measures, temporary or permanent injunctive or other equitable relief.

(iv) The award shall be final and binding.  The Parties agree that any arbitration award may be enforced in any court of competent subject matter jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions.  The Parties further agree that the award may be enforced against the losing Party or Parties in any jurisdiction where such losing Party or Parties has assets that may be used to satisfy the award.

(v) Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the Parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law.  However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitrators’ award.

ARTICLE XI

MISCELLANEOUS

Section 11.01   Notices.  (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to any GSCAC Party, to:

GSCAC Acquisition Company
500 Campus Drive
Suite 220
Florham Park, New Jersey  07932
Attention: Matthew Kaufman and Joshua Porter
Facsimile: (212) 884-6184

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Nancy L. Sanborn
Facsimile No.: (212) 450-3800

If to CEH, to:

Complete Energy Holdings, LLC
1331 Lamar St., Suite 650
Houston, Texas 77010
Facsimile No.: (713) 600-2001
Attn: Hugh A. Tarpley

Complete Energy Holdings, LLC
525 William Penn Place, Suite 3910
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 567-1501
Attn: Peter J. Dailey

Complete Energy Holdings, LLC
525 William Penn Place, Suite 3910
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 567-1501
Attn: Lori A. Cuervo

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.01 shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Section 11.01 shall be effective as of  the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

Section 11.02   Entire Agreement.  Except for the Confidentiality Agreement and the other Transaction Documents, this Agreement supersedes all prior discussions and agreements between or among the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement among the Parties and their Affiliates hereto with respect to the subject matter hereof.

Section 11.03   Expenses.  Except as otherwise expressly provided in this Agreement, any cost or expense incurred in connection with this Agreement shall be borne by the Party incurring such cost or expense.

Section 11.04   Disclosure.  Each of CEH and GSCAC may, at its option, include in the CEH Disclosure Schedule or GSCAC Disclosure Schedule, as applicable, items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  The listing of information or other items under one Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if such listing has sufficient detail that it is readily apparent on its face that such information or item applies to such other representation or warranty made herein.

Section 11.05   Waiver.  At any time prior to the Effective Time, any term or condition of this Agreement may be waived by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No such waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law, will, subject to Section 10.05, be cumulative and not alternative.

Section 11.06   Amendment.  Prior to the Closing, this Agreement may not be amended except by the written agreement of GSCAC and CEH.  From and after the Closing, any amendment shall require the consent of GSCAC and the CEH Founding Members.  Any amendment to this Agreement by GSCAC after the Closing must be approved by a majority of the independent directors of the GSCAC Board.

Section 11.07   No Third Party Beneficiary.  Except for the provisions of Section 6.06 and Section 6.12 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, any employee of a Project

Company, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 11.08   Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of GSCAC (in the case of an assignment by CEH) or CEH (in the case of an assignment by GSCAC), and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 11.08, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 11.09   Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.10   Invalid Provisions.  If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement and the other Transaction Documents will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement and the other Transaction Documents will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement and the other Transaction Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 11.11   Waiver of Claims Against the Trust Account.  (a) CEH understands that GSCAC is a recently organized blank check company formed for the purpose of acquiring one or more businesses or assets.  CEH further understands that GSCAC’s sole assets consist of the cash proceeds of the recent initial public offering (the “IPO”) and private placement of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of GSCAC, its public stockholders (as defined in the Trust Agreement) and the underwriters of its IPO. CEH acknowledges that monies in the Trust Account may be disbursed only (1) to GSCAC in limited amounts from time to time (and in no event more than $2,400,000 in total) in order to permit GSCAC to pay its operating expenses; (2) if the Company completes an Initial Business Combination (as defined in its Charter Documents), to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to GSCAC; and (3) if GSCAC fails to complete an Initial Business Combination within the allotted time period and liquidates subject to the terms of the Trust Agreement, to GSCAC in limited amounts to permit GSCAC to pay the costs and expenses of its liquidation and dissolution and then to GSCAC’s public stockholders.

(b) For and in consideration of this Agreement, CEH hereby agrees to waive any Claim of any kind that CEH has or may have in the future in or to any monies in the Trust Account and not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to GSCAC as described in clause (1) of the preceding paragraph or amounts distributed to GSCAC (excluding amounts described in clause (2) of the preceding paragraph) after the consummation of its Initial Business Combination) as a result of, or arising out of, any

Claims of any kind against GSCAC in connection with contracts or agreements with GSCAC or in connection with any Transaction Documents.

Section 11.12   Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.13   Governing Law; Venue; and Jurisdiction.  (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b) WITH RESPECT TO ANY PROCEEDINGS PURSUANT TO SECTION 10.05, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK.

(c) WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY ARBITRATION AWARD PURSUANT TO SECTION 10.05, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

Section 11.14   Attorneys’ Fees.  If any of the Parties shall bring an action or arbitral action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party or Parties.

Section 11.15   Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

[signature pages follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

GSC ACQUISITION COMPANY
By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

GSCAC HOLDINGS I LLC
By:	GSC ACQUISITION COMPANY, as its sole member
By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

GSCAC HOLDINGS II LLC
By:	GSCAC HOLDINGS I LLC, as its sole member
By:	GSC ACQUISITION COMPANY, as its sole member
By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

GSCAC MERGER SUB LLC
By:	GSCAC HOLDINGS II LLC, as its sole member
By:	GSCAC HOLDINGS I LLC, as its sole member
By:	GSC ACQUISITION COMPANY, as its sole member
By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

SIGNATURE PAGE
MERGER AGREEMENT

COMPLETE ENERGY HOLDINGS, LLC
By:	/s/ Lori Cuervo
	Name:	Lori Cuervo
	Title:	Managing Director

SIGNATURE PAGE
MERGER AGREEMENT